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                                                                    EXHIBIT 10.1

                       PURCHASE AND CONTRIBUTION AGREEMENT


         This Purchase and Contribution Agreement (this "Agreement"), dated August 6, 1998, is by and among Brandywine Realty Trust, a Maryland real estate investment trust ("Buyer Parent"), and Brandywine Operating Partnership L.P., a Delaware limited partnership ("Buyer OP" and, together with Buyer Parent, "Buyers"), LF Strategic Realty Investors L.P., Prometheus AAPT Holdings, L.L.C. ("Prometheus"), Commonwealth Atlantic Operation Properties Inc. ("CAOPI"), Commonwealth Atlantic Land IV Inc. ("CAL IV"), Commonwealth Atlantic Land II Inc. ("CAL II"), Commonwealth Atlantic Development Inc. ("CAD") and Commonwealth Atlantic Land Company ("CALC" and, together with CAOPI, CAL IV, CAL II and CAD, individually and collectively, "CAP Sellers" and, together with Prometheus, individually and collectively, "Sellers").

                                    RECITALS

         A. Prometheus now owns in excess of 99% of the outstanding Equity Interests in Atlantic American Properties Trust ("AAPT"); and CAP Sellers now own all of the Contributed Assets (as defined below).

         B. Buyers desire to acquire from Sellers, and Sellers desire to sell or contribute to Buyers, as applicable, all of the outstanding Equity Interests in AAPT (the "Acquired Equity Interests") and all of the Contributed Assets, subject to and otherwise in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Defined Terms. As used herein, the terms below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

             "7350 Tilghman Drive Letter" shall mean the letter agreement, dated as of the date hereof, between Sellers and Buyers and relating to the asset known as 7350 Tilghman Drive.

             "8260 Greensboro Drive Letter" shall mean the letter agreement, dated as the date hereof, between Sellers and Buyers and relating to the asset known as 8260 Greensboro Drive.


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             "AAPT Financial Statements" shall mean (i) the audited consolidated balance sheet of AAPT and its Subsidiaries as of December 31, 1997 and the related audited statements of operations and cash flows for the eight month period ending December 31, 1997 and (ii) the unaudited consolidated balance sheet of AAPT and its Subsidiaries as of June 30, 1998 and the related unaudited statements of operations and cash flows for the six month period ending June 30, 1998.

             "AAPT Operations" shall mean the activities of owning, operating, leasing, managing, acquiring, developing, selling, disposing and transferring the Real Property set forth on Schedule 4.4(a)(1), as conducted by the Acquired Entity and the Acquired Subsidiaries on the date hereof.

             "AAPT Repaid Indebtedness" shall mean all of the Indebtedness of the Acquired Entity and the Acquired Subsidiaries set forth on Schedule 1.1(a) hereto to be repaid by Sellers on or prior to the Closing Date as provided in
Section 8.7.

             "AAPT Seller" shall mean Prometheus.

             "AAPT Transferred Indebtedness" shall mean only the Indebtedness of the Acquired Entity and the Acquired Subsidiaries set forth on Schedule 1.1(b) hereto, together with the Acquired Entity's proportionate share of the Indebtedness, if any, of IR Northlight Associates II (to the extent IR Northlight Associates II remains a Partially Owned Partnership at Closing and Buyer acquires a 50% interest in IR Northlight Associates II).

             "Acquired Entity" shall mean AAPT.

             "Acquired Equity Interests" shall mean all of the Equity Interests in the Acquired Entity.

             "Acquired Subsidiaries" shall mean each of the Subsidiaries of the Acquired Entity, all of which are set forth on Schedule 1.1(c) hereto.

             "Affiliate" shall mean, with respect to any Person, (a) each other Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, 10% or more of the Equity Interests in such Person, (b) each other Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, trustees, employees, partners and members and (d) the immediate family members of each of such Person's officers, directors, trustees, employees, partners, members and, if natural persons, Affiliates. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

             "Asset Sale Proceeds" shall mean proceeds from the sale of assets pursuant to the exercise of Purchase\Put Options, without reduction for costs incurred in effecting any such sale.

             "Assignment and Assumption Agreements" shall mean an assignment and assumption agreement in respect of the Contributed Assets between Buyer OP and CAP Sellers, substantially in the form attached hereto as Exhibit A.

             "Assumption Agreements" shall mean an assumption agreement in respect of the Assumed Liabilities between Buyer OP and CAP Sellers, substantially in the form attached hereto as Exhibit B.

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             "Balance Sheet" shall mean the consolidated unaudited balance sheets of AAPT with respect to its Operations at the Balance Sheet Date and the separate unaudited balance sheets for each of the properties listed on Schedules 4.4(a)(2) at the Balance Sheet Date attached hereto as Schedule 1.1(d).

             "Balance Sheet Date" shall mean June 30, 1998.

             "Bell Atlantic Management Agreement" shall mean the Tower Management Agreement, dated as of April 30, 1998, between Bell Atlantic Properties, Inc. and Atlantic American Properties Management, Inc.

             "Bell Atlantic Purchase Agreement" shall mean the Asset Purchase Agreement, dated as of March 14, 1997, by and among AAPT (as assignee of Atlantic American Properties, Inc.), Penn's Landing Marine Trade Center Associates, 1760 Market Street Associates, Bell Atlantic Properties, Inc. and Bell Atlantic Investment, Inc, as amended and modified from time to time through the date hereof.

             "Bills of Sale and Assignment" shall mean a bill of sale and assignment in respect of the Contributed Assets, executed by CAP Sellers, substantially in the form attached hereto as Exhibit C.

             "Books and Records" shall mean, as to any Person, all books, records, lists, ledgers, files, reports, plans, drawings and operating records of every kind primarily relating to, or used in the conduct of, the Operations of such Person and customers, suppliers or distributors of the Operations of such Person, including, without limitation, (a) all disk or tape files, printouts, runs or other computer-prepared information, (b) all product, business and marketing plans, (c) all separate Tax Returns of such Person and
(d) all sales, maintenance and production records, but excluding Privileged Materials.

             "Business Day" shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized to close in New York City, NY.

             "Buyer Operations" shall mean the activities of owning, operating, leasing, managing, acquiring, developing, selling, disposing and transferring its real property, as conducted by Buyers or their Affiliates on the date hereof.

             "Buyer Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Buyer OP, as amended; provided that nothing in this Agreement shall restrict the ability of Buyer OP or its partners to amend the Buyer Partnership Agreement after the date hereof.

             "Buyer Termination Date" shall mean the day which is one hundred and twenty (120) days after the date hereof (provided that such date may be extended by up to twenty (20) days at the option of Sellers if the occurrence of force majeure events prevent a closing condition or conditions from being satisfied by Sellers).

             "Buyers" shall have the meaning set forth in the Recitals.

             "CAP Financial Statements" shall mean (i) the separate unaudited balance sheet for each of the properties listed on Schedule 4.4(a)(2) (other than the Construction Property) as of December 31, 1997 and the related unaudited statements of operations and cash flows for the year ending December 31, 1997 and (ii) the separate unaudited balance sheet for each of the properties listed on Schedule 4.4(a)(2) (other than the

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Construction Property) as of June 30, 1998 and the related unaudited statements of operations and cash flows for the six month period ending June 30, 1998.

             "CAP Operations" shall mean the activities of owning, operating, leasing, managing, acquiring, developing, selling, disposing and transferring the Real Property set forth on Schedule 4.4(a)(2), as conducted by CAP Sellers on the date hereof.

             "CAP Sellers" shall mean, individually and collectively, Commonwealth Atlantic Operation Properties, Inc., Commonwealth Atlantic Land IV, Inc., Commonwealth Atlantic Land II, Inc., Commonwealth Atlantic Development, Inc. and Commonwealth Atlantic Land Company.

             "CAP Repaid Indebtedness" shall mean all of the Indebtedness of the CAP Sellers set forth on Schedule 1.1(f) hereto to be repaid by Sellers on or prior to the Closing Date as provided in Section 8.7.

             "CAP Transferred Indebtedness" shall mean only the Indebtedness of the CAP Sellers set forth on Schedule 1.1(e) hereto, together with the Cap Sellers' proportionate share of the Indebtedness of the Partially Owned Partnerships as set forth on Schedule 1.1(e) hereto.

             "CAPI" shall mean Commonwealth Atlantic Properties Inc.

             "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as a capital lease in a note to such balance sheet.

             "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

             "Carved-Out Assets" shall mean the Buyer Carved-Out Assets, the Sellers Carved-Out Assets or the Environmental Carved-Out Assets, as applicable.

             "CCM Management Agreement" shall mean the CCM Management Agreement, dated as of April 30, 1997, by and between Bell Atlantic Properties, Inc. and Atlantic American Properties Management, Inc.

             "Closing" shall mean the consummation of the transactions contemplated hereby on the Closing Date.

             "Closing Date" shall mean August 31, 1998 or, subject to Article 10 hereof, such other date as promptly thereafter as of which all of the conditions set forth in Articles 7 and 8 shall have been satisfied or duly waived or, if the parties hereto shall mutually agree upon a different date, the date upon which they shall have mutually agreed upon in writing.

             "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1989, as amended.

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             "Code" shall mean the Internal Revenue Code of 1986, as amended
(including, without limitation, any successor internal revenue law).

             "Confidentiality Agreement" shall mean that certain confidentiality letter agreement dated August 14, 1998, by and among Buyer Parent, Smith Barney, Inc. and Lazard Freres Real Estate Investors, L.L.C.

             "Consolidated Net Worth" shall mean, with respect to any Person as of any date, the tangible net worth of such Person and its 80% or more owned Subsidiaries as of such date.

             "Contract" shall mean, with respect to any Person, any legally binding oral or written agreement, arrangement, commitment, contract, lease, license, instrument, obligation, commitment, purchase and sales order and other executory commitment to which such Person and/or its Subsidiaries is a party and which relates primarily to its Operations.

             "Contributed Assets" shall mean all of CAP Sellers' right, title and interest in and to all of the assets, properties, rights, contracts and claims that are used or useful in the CAP Operations, in each case of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, as the same shall exist on the Closing Date (other than the Excluded Assets), including, without limitation:

             (a) all of its Real Property listed in Schedule 4.4(a)(2) and all rights of CAP Sellers affecting such Real Property;

             (b) all assets reflected on the Balance Sheet for the properties listed on 4.4(a)(2) (other than the Excluded Assets pursuant to Section 2.3(f));

             (c) all of CAP Sellers' Fixtures and Equipment relating to the Real Property owned by the CAP Sellers;

             (d) all intellectual property owned by CAP Sellers, or owned by third parties and used by CAP Sellers, in connection with other Contributed Assets or the CAP Operations;

             (e) all Permits relating to the Real Property owned by the CAP Sellers and held by any CAP Seller; and

             (f) all rights under Contracts relating to the Real Property owned by the CAP Sellers to which any CAP Seller is a party.

             "Deeds" shall mean the customary form of deed for transfer of fee simple title to the Real Property in the same form as obtained by Seller from its grantor in the jurisdiction in which such Real Property is situated.

             "Encumbrance" shall mean, with respect to any Person, any of the following affecting the assets of such Person's business: pledge, option, charge, easement, right-of-way, covenant, condition, encroachment, restriction, conditional sales agreement or other encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, all encumbrances and any agreement to give any of the foregoing in the future.

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             "Environmental Laws" shall mean all applicable federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, in each case, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water or land). Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Health and Safety Act, as amended, the Resource Conservation and Recovery Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, and the Clean Air Act, as amended.

             "Equity Interests" shall mean all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or other entity whether voting or nonvoting, including, without limitation, common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including, without limitation, any successor legislation thereto), and the rules and regulations promulgated thereunder.

             "ERISA Affiliate" shall mean, with respect to any Person, any trade or business (whether or not incorporated) under common control with such Person or any of its Subsidiaries and which, together with such Person or such Subsidiary, are treated as a single employer within the meaning of Section 4 14(b), (c), (m) or (o) of the Code.

             "Estimated Closing AAPT Transferred Indebtedness" shall mean $123,000,000, representing all principal, interest, fees, costs, expenses and other amounts which would be due and owing with respect to the AAPT Transferred Indebtedness assuming the Closing occurs on August 31, 1998.

             "Estimated Closing CAP Transferred Indebtedness" shall mean $112,900,000, representing all principal, interest, fees, costs, expenses and other amounts which would be due and owing with respect to the CAP Transferred Indebtedness assuming the Closing occurs on August 31, 1998.

             "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended (including, without limitation, any successor legislation thereto), and the rules and regulations promulgated thereunder.

             "Facilities" shall mean, with respect to any Transferring Party, all Real Property and related facilities (or such portion of such Real Property and related facilities) owned or leased by such Transferring Party from third parties and used in the operation of the Operations of such Transferring Party, as more fully identified on Schedules 4.4(a)(1) and 4.4(a)(2) attached hereto.

             "Financial Product Agreement" shall mean any (a) interest rate, currency, commodity or other swap, cap, floor, collar, insurance or similar agreement or arrangement, (b) put, call, futures or forward contract, straddle, commodities contract, option or warrant, (c) repurchase or reverse repurchase or similar agreement or arrangement or (d) any other financial, derivative, hedge, or speculative product, service or agreement, contract or arrangement.

             "Financial Statements" shall mean the (a) AAPT Financial Statements, (b) the CAP Financial Statements and (c) the Partially Owned Partnership Financial Statements.

             "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, shelving, display cases, refrigerators, furnishings, machinery, equipment, spare parts, supplies, appliances, vehicles, computer equipment (including all related hardware, software and other technical equipment used in the operation of such Person's Operations) and other tangible personal property used or useful in such Person's Operations in which the such Person has any interest and which are located in, at or upon such Person's material real property or facilities.

             "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

             "Governmental Authority" shall mean any nation or government, any state, county, local or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

             "Grande A Loan Agreement" shall mean the Loan Agreement, dated as of June 30, 1997, between Goldman Sachs Mortgage Company and the borrowers named therein, as amended from time to time through the date hereof.

             "Grande A Properties" shall mean the Real Property set forth on
Schedule 5.10(a).

             "Grande A Single Purpose Entity" shall mean a "Single Purpose Entity" as defined in the Grande A Loan Agreement.

             "Grande B Loan Agreement" shall mean the Loan Agreement, dated as of June 30, 1997, between Goldman Sachs Mortgage Company and Commonwealth Atlantic Operating Properties Inc., as amended from time to time through the date hereof.

             "Grande B Properties" shall mean the Real Property set forth on
Schedule 5.10(b).

             "Grande B Single Purpose Entity" shall mean a "Single Purpose Entity" as defined in the Grande B Loan Agreement.

             "Grande Loan Documents" shall mean each of the Grande A Loan Agreement and the Grande B Loan Agreement.

             "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

             "Hazardous Substances" shall mean any substance, chemical compound, product, solid, gas, liquid, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, any such substance classified or regulated as a "Hazardous Waste," "Hazardous Substance," "Extremely Hazardous Substance" or any pollutant regulated pursuant to any applicable Environmental Law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 at seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C.
section 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), as amended, the Clean Air Act (42 U.S.C. section 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C.
section 651 et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. section 1801 et seq), as amended, the Emergency Planning and Community Right-to- Know Act (42 U.S.C. section 4321 et seq.), as amended, and the Safe Drinking Water Act (42 U.S.C. section 300(f) et seq.), as amended.

             "Indebtedness" of any Person shall mean all principal, interest, fees, costs, expenses and other amounts which may be due and owing or which may become due and owing with respect to (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers acceptances, whether or not matured, but not including obligations to trade creditors or obligations under motor vehicle leases or installment contracts, in each case which are not in default and which are incurred in the ordinary course of business and consistent with prudent business and commercial practice), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreements (other than in respect of motor vehicles and installment contracts of the type described in the parenthetical in clause (a) above) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capital Lease Obligations, (e) all Guaranteed Indebtedness, (f) all items referred to in clause (a), (b), (c), (d) or (e) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such item and (g) all liabilities, indebtedness and other obligations under Financial Product Agreements.

             "Interest Rate" shall mean the Prime Rate as published by The Wall Street Journal on the date of payment.

             "IRS" shall mean the United States Internal Revenue Service or any successor agency.

             "Lazard Entities" means LF Strategic Realty Investors, L.P., Lazard Freres Real Estate Investors LLC and any Affiliates thereof.

             "Leverage Ratio" shall mean, as of any date of determination, for any Person, a percentage equal to (i) the aggregate amount of indebtedness of such Person and its consolidated subsidiaries as of such date less the aggregate amount of cash or cash equivalents held by or on behalf of such Person as additional security for such indebtedness and its consolidated subsidiaries as of such date, determined in accordance with GAAP, divided by (ii) the fair market value of the assets of such Person and its consolidated subsidiaries as of such date (which, in the case of any Person whose common equity securities are publicly traded or redeemable for publicly traded securities, shall be deemed to equal the sum of (A) the market value of the common equity securities of such Person as of such date (which, in the case of common partnership interests redeemable for publicly traded securities or held by a real estate investment trust in an "UPREIT" structure, shall equal the closing price on the date of determination of the number of such publicly traded securities for which such partnership interests are redeemable or with respect to which such real estate investment trust received such partnership interests) plus (B) the liquidation preference of all outstanding preferred stock as of such date plus (C) the aggregate amount of indebtedness of such Person and its consolidated subsidiaries as of such date).

             "Management Company Voting Stock" shall mean the voting common stock of Atlantic American Properties Management II, Inc. not currently held by the Acquired Entity or the Acquired Subsidiaries (which shares represent the only remaining equity interest in Atlantic American Properties Management II, Inc. not currently held by the Acquired Entity or the Acquired Subsidiaries).

             "Material Adverse Effect" or "Material Adverse Change" shall mean events, facts or circumstances which would reasonably be expected to result in a material adverse change or effect, individually or in the aggregate, on the operations, assets, liabilities, condition (financial or otherwise), results of operations or cash flow of the applicable Person's Operations, taken as a whole (provided that no Material Adverse Effect or Material Adverse Change shall occur with respect to the Transferring Parties, the Acquired Equity Interests or the Contributed Assets unless the adverse effect or change, individually or in the aggregate, would reasonably be expected to result in Losses as to which indemnity may be sought under the indemnity provisions hereunder (without regard to the Sellers Indemnity Deductible or the Sellers Indemnity Cap) or a diminution in value in an amount equal to or greater than $34.0 million).

             "Material Contracts" shall mean, with respect to any Person, any Contracts to which such Person or any of its Subsidiaries is a party and which relates to its Operations which either (i) involve payments by or to any Person, of more than $100,000 in cash or other property or services annually, (ii) extend for a term of more than one year from the date hereof (in each case, unless the same is cancelable on not more than thirty (30) days' notice without fee, premium or penalty), (iii) relates to Transferred Indebtedness or Capital Lease Obligations; provided, however, that Tenant Leases shall not be Material Contracts or (iv) employment contracts or consulting agreements not terminable at will without penalty or liability (other than consulting arrangements with respect to construction at the Construction Property). Material Contracts shall also include the partnership agreements and other charter documents of the Partially Owned Partnerships.

             "Operations" shall mean, with respect to the Acquired Entity or any Acquired Subsidiary, the AAPT Operations; with respect to CAP Sellers, the CAP Operations; and with respect to Buyers, the Buyer Operations.

             "Partially Owned Partnership Financial Statements" shall mean (i) the audited balance sheet of each Partially Owned Partnership as of December 31, 1997 and the related audited statements of operations and cash flows for each such entity for the one year period ending December 31, 1997 and (ii) the unaudited balance sheet of each partially Owned Partnership as of June 30, 1998 and the related unaudited statements of operations and cash flows for each such entity for the six month period ending June 30, 1998.

             "Partially Owned Partnerships" shall mean IR Northlight Associates II and Interstate Center Associates.

             "Permits" shall mean, with respect to any Person, all (a) licenses held or otherwise used by such Person and its Subsidiaries in respect of its Operations and (b) approvals, authorizations, consents, licenses, certificates of occupancy, zoning letters, orders and permits, including environmental permits, of all Governmental Authorities required (i) in connection with the operation of its Operations or (ii) to permit the continued ownership, lease, use, operation, maintenance or development by such Person and its Subsidiaries of any of its real property, or the operation of business conducted thereon by such Person and its Subsidiaries in the manner currently conducted.

             "Permitted Encumbrances" shall mean, with respect to any Transferring Party:

                  (i) any Encumbrances for Taxes (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and, in the case of contest, either paid by a Transferring Party or set forth on Schedule 4.17; provided, that if such Encumbrances are set forth on Schedule 4.17, the Title Company, at Closing, shall not take exception for the non-payment of the same (e.g. Buyers shall be insured by the Title Company against losses by reason of such contest);

                  (ii) statutory liens of landlords, Encumbrances of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business, for sums not yet due and payable;

                  (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, such money bonds and similar obligations to be identified on
Schedule 4.17;

                  (iv) purchase money liens incurred in the ordinary course of business and identified on Schedule 4.17;

                  (v) privileges, licenses or rights of public utilities and public service companies, and recorded easements, recorded restrictions, recorded agreements and similar recorded items, in each case which do not materially interfere with the conduct of its Operations or with the use of assets to be purchased pursuant hereto as presently conducted or used and do not materially affect the value of such assets;

                  (vi) minor imperfections in title and minor encroachments, if any, not material in amount and that individually or in the aggregate do not materially interfere with the conduct of its Operations or with the use of the assets to be purchased pursuant hereto as presently conducted or used and do not materially affect the value of such assets;

                  (vii) the rights of tenants, subtenants, licensees or other occupants or Persons under Tenant Leases or such Transferring Party's Material Contracts;

                  (viii) Encumbrances arising under zoning, environmental, municipal building and all other laws applicable to the ownership, use or development of, or the right to maintain or operate the Real Property, provided that none of the same enacted between the date hereof and the Closing Date shall materially adversely affect the use of the Real Property for its current use;

                  (ix) all other Encumbrances, provided the Title Company will, at the Closing, insure (at no additional cost) against collection of such liens from Buyers or the Real Property;

                  (x) possible lack or revocability of the right, if any, to maintain or use or receive value for any vaults, marquees, stoops, awnings, signs and sidewalk openings provided the same shall not prohibit or materially adversely affect the use of any material portion of the existing improvements for its current use;

                  (xi) Encumbrances arising under and from the 8260 Greensboro Drive Letter and agreements entered into in accordance with Section 2.6 with approval of Buyer; and

                  (xii) all matters appearing on Schedule 1.1(j).

             "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, business trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or Governmental Authority.

             "Personnel" shall mean, with respect to any Person, the directors, trustees, officers and employees of such Person.

             "Plan" shall mean, with respect to any Person, any "employee benefit plan," as defined in Section 3(3) of ERISA, and any other employee benefit arrangement or payroll practice, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, employment, consulting or other compensation agreement, retirement, pension, deferred compensation, bonus, stock purchase, stock option, hospitalization, medical insurance, life insurance or scholarship programs maintained by such Person, any of its Subsidiaries or any of their ERISA Affiliates or to which such Person, any of its Subsidiaries or any of their ERISA Affiliates contributes or are or has been obligated to contribute, or under which such Person, any of its Subsidiaries or any of their ERISA Affiliates may have any liability or obligation (whether oral or written and whether or not terminated).

             "Preferred Shares" shall mean the preferred shares of beneficial interest of Buyer Parent having terms and conditions substantially as set forth on Exhibit D hereto.

             "Preferred Units" shall mean Class B Preferred Units of Buyer OP having terms and conditions substantially as set forth on Exhibit E hereto.

             "Privileged Materials" shall mean (i) internal valuations and analyses prepared by any Lazard Entity; (ii) communications between any Lazard Entity and Sellers and their legal counsel and all related attorney-client work product; (iii) information not primarily related to the assets to be purchased pursuant hereto or any Operations; and (iv) such other information that any Lazard Entity or Seller determines, based on reasonable advice of counsel, may be required to be reported to a regulatory agency if disclosed to Buyers, but that may not be required to be reported to a regulatory agency if not disclosed to Buyers. Any waiver by any Lazard Entity or Seller of any privilege or confidentiality shall be effective only if in writing, shall apply only to the specific material in question and shall not be deemed a waiver with respect to any other Privileged Materials. Notwithstanding the foregoing, information falling within clause (iv) shall not be treated as Privileged Materials if a reasonable purchaser would consider such information material to its purchase when viewed in the context of the other information provided to it by Sellers.

             "Purchase\Put Options" shall mean any rights of first offer, rights of first refusal, option rights and agreements to purchase, acquire or ground lease any of the assets, or any interest therein, or to sell, dispose or transfer (put) any of the assets, or any interest therein, of any Transferring Party (other than the Construction Property Option).

             "Remaining Interest" shall mean the 100 shares of Series A Preferred Stock in AAPT not currently held by Prometheus (which 100 shares constitute the only remaining equity interest in AAPT not currently held by Prometheus).

             "Repaid Indebtedness" shall mean the AAPT Repaid Indebtedness and the CAP Repaid Indebtedness to be repaid by Sellers on or prior to the Closing Date as provided in Section 8.7.

             "Representative" shall mean with respect to any Person, any attorney, financial advisor, agent, consultant or other authorized representative of such Person.

             "RF Purchase Agreement" shall mean the Stock Purchase Agreement, dated as of October 25, 1996, by and between Virginia Retirement System and LF Strategic Realty Investors, L.P., as amended and modified from time to time through the date hereof.

             "Rubenstein Note" shall mean the $12.9 million note issued by The Rubenstein Company, L.P. in favor of AAPOP 2, L.P. further described on Schedule 1.1(l).

             "SEC" means the United States Securities and Exchange Commission.

             "Securities Act" shall mean the Securities Act of 1933, as amended (or any successor legislation), and all rules and regulations promulgated thereunder.

             "Seller Termination Date" shall mean the day which is one hundred and twenty (120) days after the date hereof (provided that such date may be extended by up to twenty (20) days at the option of Buyers if the occurrence of force majeure events prevent a closing condition or conditions from being satisfied by Buyers).

             "Sellers" shall have the meaning set forth in the Recitals.

             "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Equity Interests is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, trust, limited liability company or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

             "Tax Return" shall mean any report, return, statement or other information required to be supplied to a taxing authority in connection with Taxes.

             "Taxes" shall mean any taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof imposed by any federal, state, local or other governmental or taxing authority, which taxes shall include, without limitation, any income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, real property transfer gains taxes, workers compensation and other obligations of the same or of a similar nature.

             "Tenant Leases" shall mean oral or written agreements, arrangements or commitments relating to the leasing or occupancy of all or any portion of the Real Property, each of which is listed on Schedule 4.4(i).

             "Title Company" shall mean the National Title Service of Philadelphia of Commonwealth Land Title Insurance Company: Attention M. Gordon Daniels.

             "Transaction Documents" shall mean all documents executed at Closing, including, but not limited to, this Agreement, the Assignment and Assumption Agreements, the Assumption Agreements and the Bills of Sale and Assignment.

             "Transferred Indebtedness" shall mean the AAPT Transferred Indebtedness and the CAP Transferred Indebtedness.

             "Transferring Party" shall mean each of the Acquired Entity, the Acquired Subsidiaries and CAP Sellers.

             "Treasury Regulations" shall mean the applicable regulations promulgated under the Code.

             "WARN" shall mean the Workers Adjustment and Retraining Notification Act, as amended, and any other applicable federal, state or local plant closing statutes.

         1.2 Other Defined Terms. In addition to the terms defined in the Recitals to this Agreement and Section 1.1, the following terms shall have the meanings defined for such terms in the Sections set forth below:

             Term                                           Section
             ----                                           -------
             "AAPT Indemnified Claim"....................... 9.2(a)(iii)
             "AAPT Purchase Price".......................... 2.1(b)
             "Accountants".................................. 10.19
             "Actions"...................................... 4.11
             "Additional Conditions"........................ 2.6
             "Additional Environmental Testing"............. 6.2(b)
             "Additional Rent".............................. 2.4(c)
             "Aggregate Allocated Debt"..................... 11.1
             "Assigned Amount".............................. 2.4(g)(i)
             "Assumed Liabilities".......................... 2.10(a)
             "Base Building"................................ 2.6
             "Basic Rent"................................... 2.4(c)
             "Buyer Carved-Out Assets"...................... 8.3
             "Buyer Disclosure Schedule".................... Article 5 Preamble
             "Buyer Financial Statements"................... 5.15
             "Buyer Indemnified Claim"...................... 9.2(a)(iii)
             "Buyer Indemnified Party"...................... 9.2(a)(iii)

             "Buyer Indemnity Cap".......................... 9.2(c)
             "Buyer Indemnity Deductible"................... 9.2(c)
             "Buyer Missing Consents"....................... 8.3
             "Buyer Personnel".............................. 10.16
             "Buyers' Auditor".............................. 2.8
             "CAP Consideration"............................ 2.2(b)
             "CAP Indemnified Claim"........................ 9.2(a)(iii)
             "CAP Sellers Contribution Obligation".......... 11.2(a)
             "Cap/Ex Requirements".......................... 2.4(g)(i)
             "Capital Interest"............................. 4.17(g)
             "Combined Allocated Debt Amount"............... 11.1
             "Consolidation Transaction".................... 11.3(d)
             "Construction Property"........................ 2.6
             "Construction Property Option"................. 2.6
             "Construction Property Purchase Agreement"..... 2.6
             "Construction Property Purchase Price"......... 2.6
             "Contribution"................................. 2.2(a)
             "Covered Loan"................................. 11.2(a)
             "Dealer Property".............................. 4.17(g)
             "Earned Amount"................................ 2.6
             "Environmental Carved-Out Assets".............. 6.2(b)
             "Environmental Matters"........................ 4.13
             "Escrow Agent"................................. 2.12
             "Escrow Agreement"............................. 2.12
             "Escrow Deposit"............................... 2.12
             "Estimated Apportionments"..................... 2.7
             "Exchanged Property"........................... 11.3(c)
             "Excluded Assets".............................. 2.3
             "Excluded Liabilities"......................... 2.11(a)
             "Grande B Loan"................................ 11.2(c)
             "Independent Auditor".......................... 2.8
             "Indemnified Tenant"........................... 8.8
             "Insurance Proceeds"........................... 6.7
             "Insured Events"............................... 9.8
             "knowledge".................................... 10.16
             "Laws"......................................... 4.13
             "Leasehold Estate"............................. 4.4(a)
             "Leasing Costs"................................ 2.4(g)(i)
             "Lessee"....................................... 4.17(1)(i)
             "Letter"....................................... 10.19
             "Lockout Expiration Date"...................... 11.2(b)
             "Losses"....................................... 9.2(a)
             "Management Lease"............................. 4.22
             "Minimum Coverage Amount"...................... 11.2(b)
             "Non REIT Services"............................ 4.17(1)(iv)
             "Partnership Account Balance".................. 2.5(a)

             "Pre-Closing Partial Period"................... 4.1(i)

             "Percentage Rents"............................. 2.4(c)
             "Post-Closing Audit"........................... 2.8
             "Real Property"................................ 4.4(a)
             "Real Property Leases"......................... 4.4(a)
             "Required Form"................................ 8.8
             "Savings Plan"................................. 9.7(c)
             "Seller Disclosure Schedule"................... Article 4 Preamble
             "Seller Personnel"............................. 10.16
             "Sellers Carved-Out Assets".................... 7.4
             "Sellers Environmental Consent"................ 6.2(b)
             "Sellers Indemnified Claim".................... 9.2(a)(i)
             "Sellers Indemnified Party".................... 9.2(a)(i)
             "Sellers Indemnity CAP"........................ 9.2(c)
             "Sellers Indemnity Deductible"................. 9.2(c)
             "Sellers Missing Consents"..................... 7.4
             "Specific Projects"............................ 4.1(e)
             "Specified Items".............................. 2.4(g)(i)
             "Specified Projects"........................... 4.1(e)
             "Successor Partnership"........................ 11.3(d)
             "Temporary Investment of New Capital".......... 4.17(g)
             "Tenant Charges"............................... 2.4(b)(ii)
             "Tenant Claim"................................. 4.4(i)
             "Transparent Subsidiaries"..................... 11.2(a)
             "Use Permit"................................... 2.6
             "Utilities".................................... 4.4(j)
             "Written Statements"........................... 4.17(v)


         1.3 References to Agreement. References to this "Agreement", including all amendments and modifications to this "Agreement," shall mean this Agreement and mutually agreed supplements hereto and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified, restated or supplemented, and not to any particular article, section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

         1.4 Accounting and Other Terms. Except as specifically provided in the Financial Statements and the Buyer Financial Statements, any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

         1.5 Materiality. The parties hereby acknowledge that the definition of the terms "Material Adverse Effect" and "Material Adverse Change," and the various other dollar thresholds included in Articles 4, 5 and 9 of this Agreement, are not indicative of, do not reflect, and shall not be used to interpret, the parties' understanding of the meaning of the terms "material" and "material adverse effect," and other like terms, as used in this Agreement.


                                    ARTICLE 2
                      PURCHASE AND SALE AND CONTRIBUTION OF
                ACQUIRED EQUITY INTERESTS AND CONTRIBUTED ASSETS

         2.1 Purchase and Sale of Acquired Equity Interests.

             (a) Transfer of Acquired Equity Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date, AAPT Seller shall sell, convey, transfer, assign and deliver to Buyers and Buyers shall purchase and accept from AAPT Seller (subject to allocation between Buyer Parent and Buyer OP as Buyers may determine), all of AAPT Seller's right, title and interest in and to the Acquired Equity Interests owned by it, excluding only the Excluded Assets, subject to the AAPT Transferred Indebtedness and Permitted Encumbrances.

             (b) Consideration for Acquired Equity Interests. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Acquired Equity Interests, on the Closing Date, Buyers shall pay to AAPT Seller $247,000,000 in cash, plus 750,000 shares of Preferred Shares having an aggregate liquidation preference of $37,500,000, (A) increased or reduced, as applicable, by the (i) Estimated Apportionments relating to the Acquired Entity as provided in Section 2.4 and (ii) adjustments for Carved-Out Assets, if any, relating to the Acquired Entity as provided in Sections 6.2(b), 7.4 and 8.3 and
(B) (i) increased, dollar for dollar, by the amount by which the AAPT Transferred Indebtedness outstanding on the Closing Date is less than the Estimated Closing AAPT Transferred Indebtedness and (ii) decreased, dollar for dollar, by the amounts by which the AAPT Transferred Indebtedness outstanding on the Closing Date is greater than the Estimated Closing AAPT Transferred Indebtedness (collectively, after taking into account such reductions, increases and adjustments, the "AAPT Purchase Price"). The parties acknowledge that the AAPT Purchase Price shall also be adjusted in accordance with the 7350 Tilghman Drive Letter. The parties further acknowledge that $50,000 of the AAPT Purchase Price shall be paid to the holders of the Remaining Interests in exchange for their sale of the Remaining Interests to designees of Buyers. As soon as practical after the Closing Date, Buyers shall remit to AAPT Seller the aggregate amount of any cash or other Excluded Assets held by the Acquired Entity and the Acquired Subsidiaries on the Closing Date (and not distributed by the Acquired Entity or the Acquired Subsidiaries prior to the Closing), and any such remittance shall be treated by the parties as an adjustment to the purchase price. The Escrow Deposit and any accrued interest thereon shall be applied toward the AAPT Purchase Price in accordance with Section 2.12.

             (c) Delivery of AAPT Purchase Price. Upon the terms and subject to the conditions herein set forth, at the Closing, Buyers shall pay the AAPT Purchase Price by (A) transferring by wire transfer immediately available funds in an amount equal to the cash portion of the AAPT Purchase Price to AAPT Seller's accounts (which AAPT Seller shall designate by written notice delivered to Buyers at least one Business Day prior to the Closing Date) and (B) delivering certificates evidencing the Preferred Shares.

         2.2 Contribution of Contributed Assets.

             (a) Conveyance of Contributed Assets. Upon the terms and subject to the conditions set forth herein, on the Closing Date, each CAP Seller shall contribute and convey or cause to be contributed and conveyed, to Buyer OP, and Buyer OP shall accept all right, title, and interest in and to the Contributed Assets, in each case excluding the Excluded Assets and the Excluded Liabilities, subject in each case to the CAP Transferred Indebtedness and Permitted Encumbrances (the transaction described in this Section 2.2(a), the "Contribution").

             (b) Consideration for Conveyance of Contributed Assets. Upon the terms and subject to the conditions contained herein, as consideration for the conveyance of the Contributed Assets on the Closing Date, Buyer OP shall (A) deliver to CAP Sellers 1,950,000 Preferred Units having an aggregate liquidation preference of $97,500,000, (X) increased or reduced, as applicable, by the (i) Estimated Apportionments relating to the Contributed Assets as provided in
Section 2.4 and (ii) adjustments for Carved-Out Assets, if any, relating to the Contributed Assets as provided in Sections 6.2(b), 7.4, 8.3 and the 8260 Greensboro Drive Letter and (Y) (i) increased, dollar for dollar, by the amount by which the CAP Transferred Indebtedness outstanding on the Closing Date is less than Estimated Closing CAP Transferred Indebtedness and (ii) decreased, dollar for dollar, by the amounts by which the CAP Transferred Indebtedness outstanding on the Closing Date is greater than Estimated Closing CAP Transferred Indebtedness (collectively, after taking into account such reductions, increases and adjustments, the "CAP Consideration") and (B) assume all of the Assumed Liabilities as set forth in Section 2.10(a).

             (c) Delivery of CAP Consideration. Upon the terms and subject to the conditions herein set forth, at the Closing, Buyer OP shall deliver to CAP Sellers certificates evidencing Preferred Units in an amount equal to the CAP Consideration.

         2.3 Excluded Assets. Notwithstanding anything to the contrary herein, Sellers are not selling, conveying, transferring, assigning, contributing or delivering to Buyers, and Buyers are not purchasing or accepting from Sellers, any Transferring Party's right, title and interest in and to the following assets of any Transferring Party (the properties, assets and rights excluded by this Section 2.3 constitute "Excluded Assets"):

             (a) The direct or indirect Equity Interests of CAPI and AAPT in Prometheus Mid-Atlantic Investors Trust, Prometheus Investment Holding Corp., The Rubenstein Company, L.P. and Commerce Square Partners-Philadelphia Plaza, L.P.;

             (b) The Rubenstein Note;

             (c) The direct or indirect Equity Interests of AAPT in Atlantic American Properties Management, Inc.;

             (d) Other amounts and assets set forth on Schedule 2.3(d);

             (e) The Bell Atlantic Management Agreement and the CCM Management Agreement; and

             (f) Cash and, to the extent provided in Section 2.4, other current assets held by any Transferring Party (other than (i) cash or current assets held by the Partially Owned Partnerships for which Seller receives a credit on the Closing Date as provided in Section 2.5, (ii) Asset Sale Proceeds and (iii) Insurance Proceeds).

Prior to the Closing Date, Sellers will distribute the Excluded Assets to Sellers or Affiliates of Sellers (other than the Acquired Entity and the Acquired Subsidiaries); provided, in the event the Acquired Entity or any Acquired Subsidiary owns any Excluded Assets on the Closing Date, Buyers shall use commercially reasonable efforts to transfer, at Seller's expense, such Excluded Assets to Sellers or an Affiliate of Sellers, as Sellers shall direct in their sole discretion, as soon as practicable following the Closing.

         2.4 Apportionments. For each Real Property which is conveyed or contributed to Buyers pursuant to the transfer of the Acquired Equity Interests and the Contributed Assets (other than such Real Property held by the Partially Owned Partnerships which shall be governed by Section 2.5), the following items shall be adjusted and apportioned between Buyers and Sellers as follows:

             (a) Real Property Taxes. All real property Taxes, charges and assessments affecting such Real Property shall be prorated on a per diem basis as of 11:59 p.m. as of the day preceding the Closing Date, disregarding any discount or penalty for early or late payment and on the basis of the fiscal year of the authority levying the same. If any of the same have not been finally assessed, as of the Closing Date, for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor and shall be readjusted in connection with the Post-Closing Audit. Following the Closing, (i) if any Seller actually receives any refund on account of such real property Taxes, charges and assessments paid by any Seller, the Acquired Entity or any Acquired Subsidiary (other than a Partially Owned Partnership), such Seller shall promptly return to Buyers any portion of such refund which would be due tenants pursuant to the applicable Tenant Leases (provided Buyers, in turn, return to such Seller any portion of the refund not actually paid to such tenants); and (ii) if Buyers actually receive any refund on account of such real property Taxes, charges and assessments paid by any Seller, the Acquired Entity or any Acquired Subsidiary (other than a Partially Owned Partnership), Buyers shall promptly return to Seller any portion of such refund which is either not due to tenants pursuant to the applicable Tenant Leases or is not actually paid to such tenants.

             (b) Utilities: Operating Expenses: Miscellaneous Expenses.

                  (i) Charges for (x) water, electricity, sewer rental, gas, telephone and all other utilities and (y) operating expenses (including sales and use taxes) associated with the operation of the Real Properties of the type specified on Schedule 2.4(b)(i) shall be prorated on a per diem basis as of 11:59 p.m. on the day preceding the Closing Date, disregarding any discount or penalty for early or late payment and, if applicable, on the basis of the fiscal year or billing period of the authority, utility or other person levying or charging for the same; provided, however, that operating expenses (including sales and use taxes) of the type specified on Schedule 2.4(b)(i) referred to in clause (y) above shall be allocated over the period with regard to which such operating expenses of the type specified on Schedule 2.4(b)(i) are incurred notwithstanding the date on which such amounts become payable. If the consumption of any of the foregoing utility services is measured by meters, then in lieu of apportionment as aforesaid Sellers shall, not earlier than the day preceding the Closing Date, obtain a reading of each such meter and Sellers shall pay all charges thereunder through the date of the meter readings. If there is no such meter or if the bills for any of the foregoing have not been issued prior to the Closing Date, the charges shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued and shall be readjusted in connection with the Post-Closing Audit. If, following the Closing, (i) any Seller actually receives any refund on account of such utility charges, operating expenses of the type specified on Schedule 2.4(b)(i) paid by any Seller, the Acquired Entity or any Acquired Subsidiary (other than a Partially Owned Partnership), such Seller shall promptly return to Buyers any portion of such refund which would be due tenants pursuant to the applicable Tenant Leases (provided Buyers, in turn, return to such Seller any portion of the refund not actually paid to such tenants), and (ii) Buyers actually receive any refund on account of utility charges, operating expenses of the type specified on Schedule 2.4(b)(i) paid by any Seller, the Acquired Entity or any Acquired Subsidiary (other than a Partially Owned Partnership) prior to the Closing, Buyers shall promptly return to Seller any portion of such refund which is either not due to tenants pursuant to the applicable Tenant Leases or is not actually paid to such tenants.

                  (ii)  [Intentionally Deleted.]

                  (iii) Sellers shall receive a credit at Closing for any deposits, reserves or escrow accounts funded by any Seller, the Acquired Entity or any Acquired Subsidiary (to any of the lenders for reserve requirements, cash collateral accounts and deferred maintenance accounts and the like, or to utility service providers or otherwise), including, without limitation, those set forth on Schedule 2.4(b)(iii) (unless such amounts are distributed to Sellers on or prior to Closing, in which case all such distributed deposits, reserves and escrow accounts shall constitute Excluded Assets). Buyers shall accordingly arrange for the replacement of any such deposits, reserves or escrow accounts which are distributed to Sellers prior to Closing and shall open accounts in Buyers' name (where applicable) on or before the Closing Date. Buyer agrees to cause all letters of credit posted by or on behalf of Sellers, the Acquired Entity or any Acquired Subsidiary, including those on Schedule 2.4(b)(iii), to be replaced as of the Closing, and to cause Sellers to be released from obligations under any such letters of credit (or, if Sellers are not released from any of such letters of credit Buyers shall indemnify Sellers for Losses incurred in connection therewith as provided in Section 9.2.)

                  (iv) Miscellaneous prepaid expenses and other current assets associated with the operation of the Transferring Parties' Operations being assumed by Buyers and not otherwise apportioned pursuant to this Section 2.4 of the type specified on Schedule 2.4(b)(iv) shall be prorated on a per diem basis as of 11:59 p.m. on the day preceding the Closing Date.

              (c) Rents. All Basic Rents, Additional Rents and Percentage Rents shall be deemed to be applied first to current rental periods and secondly to satisfy rental obligations arising from past rental periods. As used herein the term "Basic Rents" shall mean all rents and charges payable by the tenants under the Tenant Leases, including, without limitation, occupancy rents, parking revenues and all other revenues derived from ownership of the Real Properties, but excluding Additional Rents and Percentage Rents. As used herein the term "Additional Rents" shall mean any amounts payable by the tenants under the Tenant Leases pursuant to any provisions of such leases relating to escalation and pass-through of operating expenses and real property Taxes and any provisions therein in respect of tenant escrows and reimbursements, which amounts shall be allocated over the period with regard to which such operating expenses or real property Taxes are incurred notwithstanding the date on which such amounts become payable. As used herein the term "Percentage Rents" shall mean any amounts payable by the tenants under the Tenant Leases pursuant to any provisions of such leases relating to or based upon gross receipts, sales, revenues, profits or other performance-based measures.

                  (i) Basic Rents shall be apportioned as follows:

                      (A) Sellers shall be entitled to all Basic Rents payable in accordance with the terms of all Tenant Leases with respect to periods ending on or prior to the Closing Date (without regard to contractual increases in such Basic Rents occurring after the Closing Date). Buyers shall be entitled to all Basic Rents payable in accordance with the terms of all Tenant Leases with respect to periods ending after the Closing Date.

                      (B) If Buyers shall receive Basic Rents under any Tenant Lease after the Closing Date which are in arrears as of the Closing Date, the same shall be applied as follows:

                      (a) first, to Basic Rents due for the calendar month in which the Closing occurs, to be apportioned through the date prior to the Closing Date between Sellers and Buyers in proportion to their respective periods of ownership of the Real Property for such month so that the Basic Rents payable for the period prior to the Closing Date shall be paid to Sellers, and from and after the Closing Date for the account of Buyers;

                      (b) next, to Basic Rents then due and unpaid for the calendar month(s) after the month in which the Closing occurs, to be received and retained for the account of Buyers; and

                      (c) last, to Basic Rents due and unpaid for the calendar month(s) preceding the calendar month in which the Closing occurs, to be paid to Sellers.

The parties agree to remit forthwith the amount of such past due Basic Rents which is collected in accordance with the foregoing. On the Closing Date, Sellers shall (x) furnish or cause to be furnished to Buyers a statement of prepaid and uncollected Basic Rents under the Tenant Leases, and (y) credit to Buyers any such Basic Rents collected by Sellers which pertain to any period of time on or after the Closing Date. On or before the fifteenth (15th) day of each calendar month to occur in the period commencing with the calendar month immediately following the Closing Date and ending with the calendar month that ends on or immediately after the date that is six months from the Closing Date, both inclusive, Buyers shall render an accounting to Sellers with respect to Basic Rents allocable to any extent to the period prior to the Closing Date. If Sellers shall receive Basic Rents under any Tenant Lease after the Closing Date, the same shall be applied by Sellers in the same order of priority as aforesaid.

                  (ii) Additional Rents and Percentage Rents shall be apportioned as follows: subject to the provisions of the last sentence of this
Section 2.4(c)(ii), at the end of the fiscal year with respect to which any Additional Rent or Percentage Rent is payable under a Tenant Lease, there shall be a calculation of the amount of each of such Additional Rents and Percentage Rents to which Sellers and Buyers shall be entitled pro rata, with Sellers being entitled to an amount equal to the amount of Additional Rent or Percentage Rent, as applicable, multiplied by a fraction, expressed as a percentage, the numerator of which is the number of days in said fiscal year with respect to which such Additional Rent or Percentage Rent, as applicable, under such Tenant Lease was payable prior to the Closing Date, and the denominator of which is the total number of days in said fiscal year during which such Additional Rent or Percentage Rent, as applicable, under such Tenant Lease was payable, and Buyers shall be entitled to the remaining portion of such Additional Rent or Percentage Rent, as applicable, provided that there shall be deducted from Sellers' and Buyers' shares their respective proportionate share of any reasonable attorneys' fees and costs and expenses of collection thereof actually incurred. If either party shall have received Additional Rents or Percentage Rents with respect to any Tenant Lease for such fiscal year in excess of the amount to which it is entitled pursuant hereto, such excess shall be paid by the party not entitled thereto to the other party promptly after such calculation to be applied as aforesaid. Anything to the contrary contained in this Section 2.4(c)(ii) notwithstanding, with respect to tenants which are in arrears in the payment of Additional Rent or Percentage Rent under Tenant Leases as of the Closing Date, the provisions of Section 2.4(c)(i) hereof shall apply.

                  (iii) Buyers agree to use commercially reasonable efforts to collect Basic Rents, Additional Rents and Percentage Rents attributable to pre-Closing periods (it being understood and agreed that, subject to the terms of this Section 2.4(c), such rent receivables relating to pre-Closing periods are Excluded Assets).

             (d) Security Deposits. Sellers shall deliver to Buyers at Closing in cash or by certified check without adjustment to the AAPT Purchase Price or the CAP Consideration, the amounts of all security deposits which have been received from tenants under the Tenant Leases to the extent not applied in accordance with the terms thereof, together with interest thereon through the Closing Date which is then due to or has accrued for the benefit of any tenant under the provisions of any Tenant Lease or applicable law (to the extent any tenant security deposit is in the form of a letter of credit, Sellers shall assign such letter of credit or, if not assignable, cause the tenant to amend such letter of credit so that it runs in favor of Buyers and shall deliver such letters of credit to Buyers at the Closing (in the event that such letters of credit are not in Sellers' possession on or by the Closing Date, Sellers shall in lieu of delivering such letters of credit either deliver to Buyers cash in the face amount thereof or indemnify Buyers for an amount equal to the face amount thereof)). A list of all such letters of credit is contained on Schedule 2.4(d).

             (e) Ground Leases. All current rents and other current charges under any ground leases shall be prorated on a per diem basis as of 11:59 p.m. on the day preceding the Closing Date.

             (f) Net Leases. In respect of any Tenant Leases which are "net leases," Basic Rents shall be apportioned as aforesaid, but there shall be no separate apportionment of those items of Additional Rents (such as real property Taxes, utilities and insurance premiums) to the extent the same are payable by the respective tenants thereunder directly to the collecting authority or entity.

             (g)  Leasing Costs/Capital Expenditures/Miscellaneous Items.

                  (i) All brokerage fees, leasing commissions, tenant improvements and capital improvements (including free rent and reduced rent) due and payable with respect to the Tenant Leases (collectively, "Leasing Costs"), together with capital expenditure requirements with respect to the Real Property ("Cap/Ex Requirements"), including all Leasing Costs and Cap/Ex Requirements set forth on Schedule 2.4(g)(i), shall be the obligation of Buyers (except as set forth in subsection (ii) below), and there shall be no proration or adjustment to the Purchase Price on account of such Leasing Costs and Cap/Ex Requirements, except as provided below in this subsection (i). Schedule 2.4(g)(i) also sets forth certain items ("Specified Items") representing Leasing Costs and Cap/Ex Requirements, together with an assigned amount with respect to such items set forth opposite such item ("Assigned Amount"), and Sellers' estimate of the amount funded by Sellers, the Acquired Entity or the Acquired Subsidiaries with respect to such items through the date hereof. Sellers shall receive a dollar-for-dollar increase to the Purchase Price in an amount equal to the amount actually paid by Sellers, the Acquired Entity or the Acquired Subsidiaries in accordance with the provisions of Article 6 on or prior to Closing Date (whether or not paid prior to the date hereof) with respect to the Specified Items, other than Items 207, 208, 227, 228 on Schedule 2.4(g)(i), relating to 7350 Tilghman Drive which is covered by the 7350 Tilghman Drive Letter (such amounts not to exceed the Assigned Amount). In addition, Sellers shall receive a dollar-for-dollar increase to the Purchase Price for any amounts paid by Sellers, the Acquired Entity or the Acquired Subsidiaries in accordance with the provisions of Article 6 for other Leasing Costs and Cap/Ex Requirements after the date hereof but prior to Closing Date (it being understood that ordinary course capital expenditures made with respect to Tenant Leases which expenditures are reimbursable charges from Tenants shall be governed and prorated in accordance with Section 2.4(c) above (and not this Section 2.4(g)). The parties acknowledge that certain prorations with respect to 7350 Tilghman Drive are set forth in the 7350 Tilghman Drive Letter.

                  (ii) Notwithstanding anything to the contrary set forth in this Agreement: (A) Buyer agrees and acknowledges that all representations and warranties relating to Leasing Costs and Cap/Ex Requirements contained herein (whether contained in Section 4.4(i) or otherwise) are made as to Sellers' knowledge; and (B) Buyer shall be able to seek indemnity for any claims relating to Leasing Costs or Cap/Ex Requirements (subject to the Sellers' Indemnity Deductible and the Sellers' Indemnity Cap) if Buyer demonstrates both that (x) there has been a breach by Sellers of any representation and warranty relating to Leasing Costs or Cap/Ex Requirements contained herein and (y) such Leasing Costs or Cap/Ex Requirements which gave rise to such breach were not expressly set forth in the written Tenant Leases or written amendments thereto provided to Buyer prior to the date hereof.

The parties to this Agreement hereby acknowledge that all amounts paid and received pursuant to this Section 2.4 are adjustments to the AAPT Purchase Price and the CAP Consideration, as applicable.

         2.5 Partially Owned Partnership Interests.

             (a) With respect to the Real Property held by the Partially Owned Partnerships, (i) the cash held by each Partially Owned Partnership as of the Closing Date shall be netted against accrued and unpaid expenses of such Partially Owned Partnership as of the Closing Date (the "Partnership Account Balance"), and (ii) the apportionments described in Section 2.4 shall be calculated for the entire Real Property, and the net sum of such calculation (A) if in favor of Buyers, shall be subtracted from the Partnership Account Balance, or (B) if in favor of Sellers, shall be added to the Partnership Account Balance; and the result of the foregoing calculation shall be multiplied by the percentage interest in residual net sale proceeds to which Sellers are entitled under the Partially Owned Partnerships' partnership agreement, which percentage interests are identified on Schedule 4.18. The adjustment set forth in the preceding sentence shall be estimated as of the Closing, and the AAPT Purchase Price and the CAP Consideration adjusted according to such estimate. Final adjustments shall be made at the time and in the manner set forth in Sections
2.4 and 2.8.

             (b) With respect to the assignments of partnership interests themselves, as between the Sellers, the Acquired Entity or the applicable Acquired Subsidiary and Buyers, all items of partnership income, gain, loss, deduction or credit shall be allocated between them, as of the Closing Date, by an interim closing of the books of the partnership as of that date.

         2.6 Purchase Option for Construction Property. CAP Sellers hereby grant to Buyer Parent an option (the "Construction Property Option") to purchase the Real Property set forth on Schedule 2.6 (the "Construction Property"). The Construction Purchase Option shall be exercisable as provided in this Section
2.6 on or before March 31, 1999. The purchase price for the Construction Property shall be $68,000,000 (the "Construction Property Purchase Price") subject only to customary prorations and adjustments (i.e. similar in scope and substance to the prorations and adjustments set forth in Section 2.4) and free of all Encumbrances other than Permitted Encumbrances on the Construction Property. From and after the Closing Date, Seller shall notify Buyer Parent of the time and place of all monthly construction status meetings held with respect to the base building at the Construction Property ("Base Building") and all tenant work to be performed by Seller therein, and Buyer Parent shall have the option, at its election, of having a representative of Buyer Parent who has knowledge of construction matters participate in all such monthly construction meetings. Upon the closing of the purchase of the Construction Property, Buyer Parent shall receive a credit against the Construction Property Purchase Price in an amount equal to the Earned Amount to such closing. The "Earned Amount" shall mean an amount equal to (i) $5,000 multiplied by (ii) a fraction, expressed as a percentage, the numerator of which is the number of days in the period commencing on the Closing Date and ending on the date when such amount is payable hereunder and the denominator of which is 30, in payment of a portion of the costs, expenses and fees expended by or on behalf of Buyer Parent in performing its due diligence. If Buyer Parent fails to exercise the Construction Property Option by March 31, 1999, then the Earned Amount shall be paid to Buyer Parent to the date of such election by Buyer Parent. If Buyer Parent exercises the Construction Property Option by March 31, 1999, the parties shall enter into a purchase agreement in a form to be agreed upon on or before the Closing Date (the "Construction Property Purchase Agreement") with (A) a provision for the payment by Buyer Parent of a $3.4 million deposit (the "Construction Property Deposit") and survival of all representations and warranties in such purchase agreement for a one year period following the closing of such transaction (provided that all indemnification obligations of CAP Sellers with respect to the Construction Property shall be subject to the same (and not a separate) Sellers Indemnity Deductible and Sellers Indemnity CAP, and shall be subject to a Material Adverse Effect closing condition which shall be the same as set forth in the definition of "Material Adverse Effect" herein, except that $3.5 million shall be substituted for $34.0 million) in addition to the Additional Conditions and (B) other terms and conditions that are substantially the same as the terms in this Agreement, including, without limitation, a provision for the closing deliveries specified in Section 3.2(a), termination rights substantially the same as those in Article 10, tenant estoppel certificates, and the following closing conditions: (a) CAP Sellers shall deliver (i) Deeds and Bills of Sale and Assignment and such other bills of sale, endorsements and other good and sufficient instruments of sale, conveyance and transfer in connection with the Construction Property, (ii) "as-built" sealed drawings from the architect for the Construction Property, and
(iii) an architect's certificate (in form and substance required by the architects contract or if no such certificate is required, then a certificate in form and substance reasonably satisfactory to Buyer Parent) confirming that the Construction Property has been completed substantially in accordance with the plans and specifications, (b) an unconditional non-residential use permit subject only to such conditions that do not relate to the physical construction of the Base Building or the tenant work which it is responsible for as stated above or any fees, costs or expenses arising out of such work or failure to perform same, relating to the Construction Property from Fairfax County, Virginia (the "Use Permit"), as required under the Fairfax County Zoning Code for both completion of the Base Building and certain tenant space in the Base Building under which the landlord is responsible for completion of tenant improvements therein, (c) and final lien releases and waivers on customary forms from the Sellers' material contractors and sub-contractors (the deliveries and items referenced in clauses (a) through (c) are collectively referred to as the "Additional Conditions"). In addition, the parties acknowledge that the Construction Property Purchase Agreement shall contain a condition that, to the extent an issue exists regarding access to the Construction Property through the interparcel connection abutting adjacent parcels 10 and 11 of the Construction Property, Seller shall resolve such issue to Buyer's reasonable satisfaction prior to the closing thereunder and, if such issue is not so resolved, Buyer (i) shall not be required to close and shall be entitled to the return of the Construction Property Deposit as liquidated damages or (ii) Buyer may waive the condition and close the transaction without abatement in the purchase price. Buyer Parent acknowledges, however, that notwithstanding the provisions of this
Section 2.6, in no event shall the Construction Property Purchase Price be adjusted on account of free rent or other rental abatement attributable to the KPMG lease at the Construction Property. Buyer Parent may exercise the Construction Property Option by delivering to CAP Sellers, at the address specified in Section 10.4 below, an irrevocable offer to purchase prior to 5:00 p.m. (New York Time) (without regard to the next-day or "four-hour" delay provision in Section 10.4) on March 31, 1999 (the date on which the Buyer Parent's right to exercise the Construction Property Option expires). Buyer Parent's purchase of the Construction Property shall close pursuant to the Construction Property Purchase Agreement on the 30th day after the satisfaction of the Additional Conditions. In the event the purchase of the Construction Property does not close on or before May 31, 1999 because the Additional Conditions (through no action of Buyer Parent) have not been satisfied by such date, (i) the closing date may be extended by either CAP Sellers or Buyer Parent for a period not to exceed 90 additional days in order to enable CAP Sellers to satisfy the Additional Conditions, or (ii) if Buyer Parent or CAP

Sellers do not elect to extend the Closing Date as provided above, (x) Buyer Parent may terminate the Construction Property Purchase Agreement and receive a refund of the Construction Property Deposit and payment of the Earned Amount to such date and, in addition, if a Use Permit is not delivered by CAP Sellers as contemplated above or Seller fails to comply with the Additional Conditions or Seller is otherwise in breach under this Section 2.6, Buyer Parent shall be entitled to liquidated damages on account thereof equal to a return of 40,000 OP Units or (y) Buyer Parent may enforce specific performance of or waive the Additional Conditions and elect to close without any abatement in the Construction Property Purchase Price except that CAP Sellers shall continue to be obligated to complete the construction of the Construction Property at CAP Sellers' expense substantially in accordance with the plans and specifications and deliver the certification from the architect as provided above and Seller shall continue to be responsible to deliver the Use Permit. In addition to the foregoing, Sellers shall pay to Buyer OP upon ten days prior demand therefore any reasonably documented third-party out-of-pocket costs and expenses incurred to complete the construction of the Base Building and the tenant work specified above and, in such event, if Buyer Parent elects to extend the Closing Date as set forth in clause (i) above, at the end of such extension period, if the Additional Conditions are still not satisfied by CAP Sellers, Buyer Parent may elect to proceed under (ii) above. The Construction Property Purchase Agreement shall also include a provision that allows Buyer Parent to direct Sellers to deliver title to the Construction Property to any Person. Buyer Parent may transfer or assign its rights under the Construction Property Option to a majority-owned Affiliate of Buyer.

         2.7 Estimated Apportionments. Using the latest available financial reports prepared in the ordinary course of business (after reasonable consultation with Buyers), Sellers shall prepare and deliver to Buyers at least five (5) days prior to Closing, a good faith and reasonable estimate of the amount of the apportionments to be made pursuant to this Article 2 (the "Estimated Apportionments") setting forth in reasonable detail Sellers' calculation thereof. The Estimated Apportionments shall be based upon Sellers' reasonable estimate of the items described in this Article 2 made on the basis of the data then available and the 1998 budget. The Estimated Apportionments shall be credited to, or deducted from, the AAPT Purchase Price in accordance with Section 2.1(b) and the CAP Consideration in accordance with Section 2.2(b). In no way shall Sellers' calculation of the Estimated Apportionments, or the payment of the AAPT Purchase Price or CAP Consideration based upon the Estimated Apportionments, estop or otherwise limit either party from making any claim or lodging any objection with respect to such calculation.

         2.8 Post-Closing Audit. There shall be a post-Closing audit (the "Post-Closing Audit") of the Books and Records relating to the assets, liabilities and business of the AAPT Operations and the CAP Operations for the purpose of (i) confirming the increases, reductions and adjustments made to the AAPT Purchase Price and the CAP Consideration at Closing in accordance with
Article 2 hereof and (ii) confirming all other payments, allocations and apportionments between the parties pursuant to this Agreement. The Post-Closing Audit shall be prepared as of the Closing Date, shall be conducted by Arthur Andersen LLP and shall be completed and delivered to the Buyers within six (6) months of the Closing (with any amounts which are not finally determined being estimated in good faith by Arthur Anderson LLP in accordance with the historical experience of the Transferring Parties' Operations). Sellers and their Representatives shall provide the Post-Closing Audit and other documentation (including all accounting work papers relating to such audit) reasonably required to confirm such audit to an accounting firm to be chosen by Buyers ("Buyers' Auditor") for the purpose of review by Buyers' Auditor. Within thirty
(30) Business Days after Sellers and their Representatives have provided to Buyers' Auditor the Post-Closing Audit and supporting documentation, Buyers shall confirm or dispute such audit and final increases, reductions and adjustments shall be made and any over- or under-payment of the AAPT Purchase Price and/or CAP Consideration and any other payments between the parties required hereunder shall be reimbursed or paid, as the case may be within five (5) Business Days of final agreement of the parties. If Sellers and Buyers are unable to agree on particular final increases, reductions and adjustments, then at any time after the expiration of the thirty (30) Business Day period referred to in the immediately preceding sentence, either Buyers or Sellers may direct that any such disputed items be submitted to such other "big five" independent accounting firm selected jointly by Sellers and Buyers (the "Independent Auditor") to resolve any such disputes, and to perform any such confirming audit, if reasonably necessary to resolve such disputes with Sellers and Buyers each paying one-half of the fees to resolve any such disputed items. The decisions of any such Independent Auditor shall be binding upon the parties and payment or reimbursement of the amounts as determined by the Independent Auditor shall be made within five (5) Business Days after receipt of the final decision of the Independent Auditor. If the apportionment in the Post-Closing Audit (i) exceeds the Estimated Apportionments by five percent or more (such amount over five percent being the "Excess Amount") or (ii) is less than the Estimated Apportionments by five percent or more (such amount over five percent being the "Deficiency Amount"), then, in the event of (i) above, Buyer shall pay Seller Interest on the Excess Amount from the Closing Date to the date of payment or, in the event of (ii) above, Seller shall pay Buyer Interest on the Deficiency Amount from the Closing Date to the date of payment.

         2.9 Method of Payment. All adjustments under this Article 2 in connection with the Acquired Entity and the Acquired Subsidiaries shall be paid in cash by wire transfer of immediately available funds and all adjustments under this Article 2 in connection with the Contributed Assets shall be made through adjustments in Preferred Units (based on the liquidation preference) issued on the Closing Date.

         2.10 Assumption of Liabilities.

              (a) Subject to Section 2.4, upon the terms and subject to the conditions contained herein, at the Closing, Buyer OP shall accept and assume, and thereafter be fully responsible for and perform, pay or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the following, and only the following, obligations and liabilities of CAP Sellers (the "Assumed Liabilities"):

                  (i) liabilities set forth on, or reserved against in, the June 30, 1998 balance sheet in the CAP Financial Statements for the properties listed on 4.4(a)(2); and

                  (ii) all liabilities incurred in the operation of the CAP Operations or the Contributed Assets arising from and after the Closing that relate to activities that occur after the Closing;

provided, that Assumed Liabilities shall not include obligations or liabilities that are Excluded Liabilities; provided, further, that Assumed Liabilities will be subject to the apportionment provisions contained in Section 2.4.

              (b) The parties hereby acknowledge that, following the Closing, AAPT, as a matter of law, will retain all of its liabilities and each Acquired Subsidiary, severally, as a matter of law, will retain all liabilities of such Acquired Subsidiary, notwithstanding the purchase by Buyers of the AAPT Equity Interests pursuant to this Agreement.

         2.11 Excluded Liabilities.

              (a) Subject to Section 2.4, notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in
Section 2.10(a), Buyer OP shall not assume or be responsible for, and CAP Sellers shall retain, perform and be fully responsible for, all of the liabilities and obligations of any CAP Seller (the "Excluded Liabilities"), including, without limitation, the following:

                  (i) liabilities of the CAP Sellers that do not relate to the CAP Operations;

                  (ii) liabilities relating to the CAP Operations or the Contributed Assets arising prior to the Closing or that relate to activities that occur prior to Closing;

                  (iii) liabilities, if any, arising out of Sellers' breach of the RF Purchase Agreement;

                  (iv)   liabilities arising under CAP Repaid Indebtedness;

                  (v)    the matters set forth on Schedule 2.11(a);

                  (vi) liabilities, if any, related to any Excluded Asset, retained by the CAP Sellers, including any taxes payable on account of the transfer of any such Excluded Asset;

                  (vii) liabilities, if any, relating to any pending Actions to which any CAP Seller is a party or by which any of its assets may be bound or affected, in each case relating to periods on or prior to Closing; and

                  (viii) liabilities, if any, relating to any federal, state or local income taxes on the built-in gains under Section 1374 of the Code, and the Treasury Regulations (or similar future statutes or regulations), as disclosed in Internal Revenue Service Bulletin 88-119 arising after the Closing from the partial or complete sale, transfer, conversion or redemption of Preferred Units.

              (b) The parties hereby acknowledge that AAPT Seller shall be fully responsible for and perform, pay or cause to be paid or otherwise discharge or cause to be discharged, in accordance with their respective terms or the respective conditions thereof, all obligations and liabilities arising from or related to any such Excluded Asset being retained by the AAPT Seller, including any taxes payable on account of the transfer of any Excluded Asset, and liabilities arising under AAPT Repaid Indebtedness and those "true up" assets and liabilities under the Bell Atlantic Purchase Agreement identified as Excluded Assets on Schedules 2.3(d) and 4.7(b).

         2.12 Deposit. Upon execution of this Agreement, by Buyers and Sellers, Buyers shall deliver Ten Million Dollars ($10,000,000.00) (the "Escrow Deposit") to the Title Company (the "Escrow Agent") to be held in an escrow account pursuant to the agreement set forth in Exhibit F (the "Escrow Agreement"). In the event the Closing occurs as set forth in this Article 2, the Escrow Deposit and any accrued interest thereon shall be applied toward the AAPT Purchase Price. In the event this Agreement is terminated, the Escrow Deposit shall be applied as provided in Section 10.1(b)(iii).

                                    ARTICLE 3
                                     CLOSING

         3.1 Closing. Upon the terms and conditions set forth herein, and subject to Section 10.1, the Closing shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022, or on such other date or at such other location as mutually agreed by the parties hereto.

         3.2 Deliveries at Closing. To effect the sale and purchase of the Acquired Equity Interests and the contribution of the Contributed Assets, subject to and otherwise in accordance with the provisions hereof, Sellers and Buyers shall, on the Closing Date, deliver the following:

             (a) Instruments of Possession. At the Closing, Sellers will execute and deliver to Buyers (and, if required, Buyers will counter-execute and deliver to Sellers):

                 (i) certificates representing all of the Acquired Equity Interests, endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, if applicable, together with any other documents and instruments, as shall be necessary or appropriate to warrant and vest in Buyers good and marketable right, title and interest in and to the Acquired Equity Interests;

                 (ii)   Deeds and the Bills of Sale and Assignment;

                 (iii)  the Assignment and Assumption Agreements;

                 (iv) such other bill(s) of sale, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and assignment, in form and substance reasonably satisfactory to Buyers, with respect to the Contributed Assets, as reasonably requested by Buyers, sufficient to transfer the Contributed Assets in accordance with the provisions hereof;

                 (v) all plans, specifications, as-built drawings, surveys, site plans, and final, written reports of architects, engineers and surveyors relating to any of the assets to be transferred to Buyers, but only to the extent that the same exist and are in the possession of any Sellers or any property manager controlled by any Sellers;

                 (vi) all building records, maintenance records, expense histories and tenant lease files in with respect to all Real Property to be conveyed at the Closing that are in the possession of any Sellers or any property manager controlled by any Seller;

                 (vii) non-foreign person certifications executed by Sellers, as Buyers shall reasonably deem necessary, in form attached hereto as Schedule 3.2;

                 (viii) all master and duplicate keys, combinations and codes to all locks and security devices for the assets to be transferred at Closing, but only to the extent that the same exist and are in the possession of any Sellers or any property manager controlled by any Sellers;

                 (ix) all machinery and/or equipment operating manuals, technical data and other documentation relating to the building systems and equipment, and all machinery, and all machinery, equipment and other building warranties and guarantees, if any, but only to the extent that the same exist and are in the possession of any Sellers or any property manager controlled by any Sellers;

                 (x) an affidavit in favor of the Title Company on the form used by such Title Company, in form reasonably acceptable to Sellers, to enable the Title Company to issue its customary form of title policy. Buyers shall require non-imputation endorsements and affirmative endorsements against mechanic's liens, consistent with each such Sellers' obligations under Section
8.7 above;

                 (xi) certificates representing the Remaining Interests and Management Company Voting Stock duly endorsed for transfer to Buyers' designees (or with stock powers duly endorsed in blank); and

                 (xii) vehicle title certificates for each of the vehicles owned by the Acquired Entity or any Acquired Subsidiary, or forming a part of the Contributed Assets.

             (b) Consents and Assumption Agreements. (A) Sellers shal deliver to Buyers all consents set forth on Schedule 7.4 which have been obtained by the Closing Date and all notifications, if any, to third parties obtained or made by Sellers with respect to (i) the transfer of the Acquired Equity Interests and the Contributed Assets to Buyers in accordance with the terms of this Agreement and (ii) the consummation of the transactions contemplated herein and (B) Buyers shall deliver to Sellers the Assumption Agreements.

             (c) AAPT Purchase Price and CAP Consideration. Buyers shall pay to AAPT Seller the AAPT Purchase Price pursuant to Section 2.1(c) and Buyer OP shall deliver to CAP Sellers the CAP Consideration pursuant to Section 2.2(c).

             (d) Documents; Certificates. At the Closing:

                 (i)   Sellers shall deliver to Buyers:

                       (A) a certificate in substantially the form attached hereto as Exhibit H executed by the Secretary of each Seller, the Acquired Entity and each Acquired Subsidiary certifying as of the Closing Date: (v) a true and correct copy of the Declaration of Trust, Certificate of Incorporation and other organizational documents of each Seller, the Acquired Entity and each Acquired Subsidiary and the partnership agreement governing each of the Partially Owned Partnerships, as applicable (all of which shall be certified by the Secretary of State of the applicable jurisdiction), and, in the case of the Acquired Entity which is a party to a partnership agreement governing each of the Partially Owned Partnerships, such partnership agreement, in each case as in effect on the date of this Agreement and the Closing Date, (w) a true and correct copy of the Bylaws of each Seller, the Acquired Entity and each Acquired Subsidiary, as applicable, as in effect on the date of this Agreement and the Closing Date, (x) a true and correct copy of the resolutions of the board of trustees or directors, as applicable, of each Seller authorizing the execution, delivery and performance of this Agreement (and all documents, agreements and instruments contemplated hereby) by such Seller, and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect and are the only resolutions in effect with respect to the subject matter thereof, (y) a true and correct copy of the resolutions of the board of trustees or directors, as applicable, of the Acquired Entity and each Acquired Subsidiary authorizing the execution, delivery and performance of all documents, agreements and instruments to be executed and delivered by it as contemplated hereby, and the consummation of the transactions contemplated thereby, and that such resolutions are in full force and effect and are the only resolutions in effect with respect to the subject matter thereof, and (z) incumbency matters;

                       (B) a certificate in substantially the form attached hereto as Exhibit I executed by (i) the President, Chief Executive Officer or any Vice President, and (ii) the Chief Financial Officer, of each Seller, or by such other Representatives of each Seller reasonably acceptable to Buyers, certifying that, as of the Closing Date, the conditions set forth in Sections 8.1, 8.2 and 8.3 with respect to Sellers (which have not been waived by Buyers) have been satisfied;

                       (C) a certificate certifying as of a recent date the good standing of each Seller, the Acquired Entity and each Acquired Subsidiary from the Secretary of State of its applicable State of incorporation or formation and any states where it owns or hold ground leases for any Real Property;

                       (D) all other Transaction Documents to which any Seller, the Acquired Entity or any Acquired Subsidiary is a party;

                       (E) a letter, from the New Jersey Department of Environmental Protection or its successor stating that the provisions of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder and any successor legislation and regulations are inapplicable to Real Property located in New Jersey;

                       (F) evidence of the termination of all management agreements affecting any of the Real Property or evidence that such management agreements will be terminated prior to the date that is 60 days after the Closing Date, without any continuing obligation to make payments thereunder following such termination on the part of either Buyer, the Acquired Entity or any Acquired Subsidiary;

                       (G) letters of resignation signed by all officers, directors and trustees of the Acquired Entity and the Acquired Subsidiaries and evidence of the termination of all employees of the Acquired Entity and the Acquired Subsidiaries, including the termination of all personal service Contracts with employees;

                       (H) FIRPTA certificates executed by each Seller in form and substance reasonably acceptable to Buyers;

                       (I) documentation in form and substance reasonably acceptable to Buyers to effectuate the provisions of Section 10.7(a) hereof;

                       (J) all Books and Records of the AAPT Operations and the CAP Operations, except as expressly set forth in this Agreement;

                       (K) such other documents or instruments necessary to evidence compliance with the conditions set forth in Article 8 as may be reasonably requested by Buyers; and

                       (L) the registration rights agreements in substantially the forms of Exhibits G-1 and G-2.

                 (ii)  Buyers shall deliver to Sellers:

                       (A) a certificate in substantially the form attached hereto as Exhibit J executed by the Secretary of Buyer Parent certifying as of the Closing Date: (w) a true and correct copy of (1) the Declaration of Trust, and other organizational documents of Buyer Parent and Buyer OP (each of which shall be certified by the Secretary of State of the applicable jurisdiction) and
(2) the Buyer Partnership Agreement, (x) a true and correct copy of the Bylaws of Buyer Parent, (y) a true and correct copy of the resolutions of the board of trustees of Buyer Parent authorizing the execution, delivery and performance of this Agreement (and all documents, agreements and instruments contemplated hereby, by Buyers and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect and are the only resolutions in effect with respect to the subject matter thereof, and (z) incumbency matters;

                       (B) a certificate in substantially the form attached hereto as Exhibit K executed by (i) the President and Chief Executive Officer or any Vice President and (ii) the Chief Financial Officer of Buyer Parent certifying that, as of the Closing Date, the conditions set forth in Sections 7.1, 7.2 and 7.4 (which have not been waived by Sellers) have been satisfied;

                       (C) a certificate of the Secretary of State of their States of formation certifying as of a recent date the good standing of Buyers in such State;

                       (D) all other Transaction Documents to which Buyers are a party;

                       (E) such other documents and instruments necessary to evidence compliance with the conditions set forth in Article 7 as may be reasonably requested by Sellers;

                       (F) the Board Designation Letter in substantially the form of Exhibit T attached hereto; and

                       (G) the registration rights agreements in substantially the forms of Exhibits G-1 and G-2.

                 (iii) Each of the parties shall deliver such documents, certificates and other items described or contemplated in Articles 7 and 8.

            (e) Conditional Delivery of Closing Documents. In order to expedite Closing, each party shall have the right to execute and deliver closing documents (substantially in the forms required by this Agreement and dated as of the Closing Date) to the other party prior to Closing. Each such delivery prior to Closing shall be subject to the conditions subsequent (without the necessity of the delivering party repeating such conditions upon any such delivery) that
(a) each such delivery shall be effective only upon the completion of Closing in accordance with this Agreement, and (b) if this Agreement is terminated for any reason or if Closing is not completed on or prior to the Closing Date, then the receiving party shall promptly return all such Closing documents to the delivering party.

            (f) Security Deposits. Sellers shall deliver to Buyers the security deposits relating to the Acquired Equity Interests and the Contributed Assets in accordance with Section 2.4(d).

        3.3 Other Closing Matters. Each of the parties shall take such other actions required hereby to be performed by it prior to or on the Closing Date, including, without limitation, satisfying the conditions set forth in Articles 7 and 8 and after the Closing Date to carry out, evidence and confirm the intended purposes of this Agreement. Sellers shall take all additional reasonable steps as may be necessary or desirable to put Buyers in possession of, and in operational control of, the Acquired Equity Interests and the Contributed Assets.

         3.4 Effectiveness of Acts and Deliveries. All acts and deliveries prescribed by this Article 3 will be deemed to occur in the order as may be reasonably required by Sellers, and none of such acts or deliveries will be effective until the last of the acts and deliveries has occurred.

         3.5 Contractual Obligations. Anything in this Agreement to the contrary notwithstanding, neither this Agreement nor the consummation of the transactions contemplated hereby shall constitute an agreement to assign, or any assignment of, any Contract or Permit of a Transferring Party or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted transfer or assignment thereof, without the consent of a third party thereto or any Governmental Authority, would constitute a breach thereof, be unlawful or in any way adversely affect the respective rights or obligations arising thereunder of Buyers or Sellers or any Subsidiary thereof that is a party thereto. In the case of an agreement to assign or an assignment, if any such consent is not obtained, or if the attempted assignment would be ineffective or would adversely affect the respective rights or obligations of Buyers or Sellers thereunder, (a) Sellers shall use their reasonable efforts (provided that Buyers have agreed to reimburse Sellers for the actual reasonable out-of-pocket costs associated with such efforts in a manner reasonably satisfactory to Sellers and Buyers) (i) to provide to Buyers the benefits under any such Contract or Permit (including, without limitation, engaging Buyers as a subcontractor or enforcing for the benefit of Buyers (at Buyers' expense) of any and all rights of Sellers against a third party thereto arising out of the breach or cancellation by such third party or otherwise) as if such Contract or Permit had been assigned to Buyers and (ii) to obtain as soon as practicable the consent or approval of any such third party or government agency to the assignment of such Contract or Permit and to transfer such Contract or Permit to Buyers (and any transfer or assignment to Buyers of any property or property rights of any Contract or Permit that shall require the consent or approval of any third party or government agency shall be made subject to such consent or approval being obtained) and (b) Buyers will fulfill (through subcontract relationships with Sellers or otherwise) Sellers' obligations under such Contracts or Permits.


                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         As an inducement to Buyers to enter into this Agreement, AAPT Seller, solely with respect to itself, the Acquired Entity and the Acquired Subsidiaries, and each CAP Seller, jointly and severally with respect to all CAP Sellers and the Contributed Assets held by CAP Sellers, makes, as of the date hereof, the following representations and warranties to Buyers, except as otherwise set forth in the written schedules to this Agreement (the "Seller Disclosure Schedules") executed by each Seller and delivered to Buyers on or prior to the date hereof, a copy of which is included herewith, which set forth the exceptions to the representations and warranties contained in this Article 4 and certain other information called for by this Agreement (unless otherwise specified, (1) each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Seller Disclosure Schedules and (2) no disclosure made in any particular numbered schedule of the Seller Disclosure Schedules shall be deemed made in any other numbered schedule of the Seller Disclosure Schedules unless expressly made therein (by cross-reference or otherwise).

    4.1  Organization of Sellers; Subsidiaries.

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

         (a)  Each Seller, the Acquired Entity and each Acquired Subsidiary
(all of which are identified on Schedule 4.1(a)) (i) is a trust, corporation or partnership duly organized, or formed, as the case may be, validly existing and in good standing under the laws of the state of its incorporation or formation,
(ii) is duly qualified as a foreign trust, corporation or partnership in good standing under the laws of each jurisdiction set forth on Schedule 4.1(a), and there are no additional jurisdictions where its ownership or lease of real property or the conduct of its business requires such qualification and the failure to be so qualified would reasonably be expected to result in a material adverse effect on such trust, corporation or partnership, (iii) has the requisite trust, corporate or partnership power and authority and the legal right to own, transfer, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now being conducted, except to the extent it would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect, and (iv) is in compliance with its certificate or articles of incorporation, declaration of trust, bylaws, certificate of limited partnership or partnership agreement, as applicable, except to the extent such non-compliance with organizational documents is identified on Schedule 4.1(a). The organizational chart appended to Schedule 4.1(a) showing the ownership structure of the Acquired Entity and each Acquired Subsidiary is true and accurate in all material respects.

         (b) Except as set forth on Schedule 4.1(b), none of the Acquired Entity or any CAP Seller owns, beneficially or of record, any Equity Interests in, or has any other direct or indirect interest in, any corporation, partnership, limited liability company, joint venture or other Person involved in the Transferring Parties' Operations (other than in an Acquired Subsidiary).

         (c) Sellers are not "foreign persons" and will deliver to Buyers, at the Closing, a statement certifying that they are not "foreign persons" within the meaning of the Code.

         (d) AAPT was formed for the primary purpose of owning and operating commercial real estate projects.

         (e) Each of the transparent (wholly owned) and subsidiary (partially owned) partnerships own commercial real estate projects (the "Specified Projects"). Additionally, each of the wholly owned corporate subsidiaries (Qualified REIT subsidiaries) own commercial real estate projects (the "Specific Projects"). The applicable wholly owned corporate subsidiary's by-laws and amendments have been duly executed and the shares of stock of each wholly owned corporate subsidiary are effective on the date hereof.

         (f)  AAPT duly and timely made or will make the election specified in
Section 856(c)(1) of the Code, to be a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1997.

         (g) AAPT has been managed at all times by one or more trustees or directors, and the beneficial ownership of AAPT has been at all times evidenced by transferable shares.

         (h) AAPT has ensured that after the calendar year ended December 31, 1997, the beneficial ownership of AAPT was not held by less than 100 persons for 30 days or more.

         (i) For the portion of the year ended December 31, 1998 beginning on January 1, 1998 and ending on the Closing Date (such portion, the "Pre-Closing Partial Period"), AAPT has ensured that at no time during the last half of such calendar year, was more than 50 percent in value of the AAPT's outstanding shares of beneficial ownership owned directly or indirectly by five or fewer individuals within the meaning of Code Section 856(h).

         (j) AAPT's taxable year for federal income tax purposes is a calendar year.

         (k) AAPT is not chartered or supervised as a bank, savings and loan, or similar association under state or federal law.

         (l) AAPT has not operated as a small business investment company under the Small Business Investment Act of 1958.

         (m) AAPT has not operated as a business development corporation; i.e., it was not created by or pursuant to an act of a state legislature for the purpose of promoting, maintaining, and assisting the economy within such state by making loans that generally would not be made by banks.

         (n) AAPT has not engaged in the business of issuing life insurance, annuity contracts, or contracts of health or accident insurance.

         (o) AAPT has not at any time been a party to a tax-free reorganization with another corporation and does not hold any asset the disposition of which could be subject to Section 1374 of the Code.

         (p) AAPT does not have any, nor has it succeeded to, any earnings and profits of any corporation accumulated during a non-REIT year.

     4.2 Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each Seller of this Agreement, the other Transaction Documents to which each of them is a party and all instruments and documents to be delivered by each of them on the Closing Date, and the consummation by each Seller of the transactions contemplated by the foregoing (a) are within each Seller's trust, corporate or partnership power, as applicable, (b) have been duly authorized by all necessary action including, without limitation, approval by shareholders, (c) are not and will not be in contravention of any Sellers' Declaration of Trust, certificate or articles of incorporation or bylaws or other organizational documents, (d) do not and will not conflict with or violate any law or regulation, or any judgment, order or decree of any court or other Governmental Authority applicable to any Seller, or Transferring Party, (e) will not conflict with or result in the material breach or termination of, result in the loss of material rights or benefits under, constitute a material default under, accelerate any performance required by or give rise to any obligation to purchase or repurchase any Indebtedness under any Material Contract to which any Transferring Party is a party or by which any Transferring Party is bound, except as disclosed in Schedule 4.2, (f) will not result in the creation or imposition of any Encumbrance upon any of the property of a Transferring Party (other than those created by a Transaction Document) and (g) except as disclosed on Schedule 7.4, do not and will not require on the part of any Transferring Party the consent or approval of, or any filing with or other notification of, any Governmental Authority, any holder of Indebtedness, any party to a Material Contract or any other Person. This Agreement has been, and at or prior to the Closing Date, each of the other Transaction Documents to which any Seller is a party shall have been, duly executed and delivered by each Seller. This Agreement constitutes (and from after the Closing Date each Transaction Document to which any Seller is a party shall constitute) a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar affecting creditors' rights and remedies generally, and subject, as to enforceability, to judicial discretion and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)).

     4.3 Absence of Certain Changes or Events. Since December 31, 1997, except as set forth on Schedule 4.3, disclosed on the Balance Sheet or consented to in writing by Buyers: (a) there has been no adverse change and (b) no Transferring Party has made or suffered any:

         (i) sale, assignment, lease (other than in the ordinary course of business consistent with past practices of Seller), or transfer of any material asset, except pursuant to Section 6.1 with respect to Tenant Leases;

         (ii) cancellation, termination or material amendment of any Material Contract;

         (iii) material damage or destruction (whether or not covered by insurance) affecting any material assets to be transferred pursuant hereto;

         (iv) mortgage, pledge or other Encumbrance of any material asset other than Permitted Encumbrances; or

         (v) agreement (either written or oral) by such Transferring Party to do any of the foregoing.

     4.4 Real Property.

         (a)  With respect to the Acquired Entity and the Acquired Subsidiaries,
Schedule 4.4(a)(1), and with respect to the CAP Sellers, Schedule 4.4(a)(2), contains an accurate and complete list, as of the date of this Agreement, of
(i)(A) all fee interests in real property and buildings, improvements and structures owned by such Transferring Parties and (B) all leasehold estates (the "Leasehold Estates") in real property and buildings, improvements and structures owned by such Transferring Parties, in each case, that are being transferred to Buyers hereunder (all of such fee interests, Leasehold Estates, buildings, improvements and structures, together with all easements, rights of way, privileges, appurtenances and other rights pertaining thereto, being the "Real Property"), and (ii) the location of, and the status of approval process, if any, for the development acreage of, such Real Property. Schedules 4.4(a)(1) and 4.4(a)(2) also identify each of the operative documents creating a Leasehold Estate (the "Real Property Leases"). The applicable Transferring Party has good and indefeasible title in fee simple (or as otherwise specified in Schedules 4.4(a)(1) and 4.4(a)(2)) to all of the Real Property set forth in such Schedules and owns all Leasehold Estates set forth in such Schedules.

         (b) Except as described in Schedule 4.4(b), and except for the Construction Property, to Sellers' knowledge, all of the buildings and structures located on the Real Property are in operating condition and repair (normal wear and tear excepted and taking into account the respective ages of such buildings, structures, building systems and equipment, and excepting immaterial operating conditions and items of repair), suitable for the purposes for which they are being used and each has adequate public rights of ingress and egress for the operation of the Transferring Parties' Operations and for the normal and customary uses of the tenants of such buildings or structures.

         (c) No party holding an interest superior to any Leasehold Estate has given notice of, or made a claim with respect to or against Sellers, as to any material breach or default, in any material respect, by any Transferring Party with respect to such superior interest, other than in respect of such a breach or default which has been cured.

         (d) Except as set forth in Schedule 4.4(d), no Transferring Party is obligated under or a party to any Purchase\Put Option relating to any Real Property listed in Schedules 4.4(a)(1) and 4.4(a)(2).

         (e) Except as set forth in Schedule 4.4(e), (1) to the knowledge of the Sellers, no condemnation, zoning or other land-use regulation proceedings, including, without limitation, resolutions of intent, which would materially detrimentally affect the use and operation of all or any portion of any Real Property for its present or intended purpose or the value of all or any portion of the Real Property and the Transferring Parties' Operations conducted thereon have been instituted or threatened, and (2) no Seller or Transferring Party has received any written notice of any such material proceedings affecting all or any material portion of any Real Property.

         (f) Except as set forth in Schedules 4.4(e) and (f), and except for the Construction Property, the use being made of each building that constitutes Real Property is in substantial conformity with the certificate of occupancy issued for the facilities located on such Real Property, other than as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect. Except as set forth in Schedules 4.4(e) and (f), all required certificates and permits of such type have been issued and are in full force and effect.

         (g) Except as set forth in Schedule 4.4(g), no Transferring Party has received any written notice or, to Sellers' best knowledge, is otherwise aware of any expiration of, pending expiration of, changes to, or pending changes to any special exception, conditional use permit, variance or similar land use approval with respect to any Real Property, other than as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect.

         (h)  Except (i) as permitted pursuant to a Permitted Encumbrance and
(ii) for members of the public with respect to public areas of the Real Property, to the Sellers' knowledge, no Person has any right, as member, tenant, occupant or otherwise, to use, lease and/or occupy any portion of the Real Property, and there are no written or, to the Sellers' knowledge, oral agreements between any Transferring Party and any other Person providing for such occupancy or use of any portion of the Real Property.

         (i) Schedule 4.4(i) sets forth a true, correct and complete list of all Tenant Leases, including a list of all tenants (including, without limitation, any licensees, assignees or other occupants and, to Sellers' knowledge, any subtenants), rents (including any prepaid amounts), expiration dates, renewal rights, termination rights and all material amendments and modifications thereto. True, correct and complete copies of all of the documents comprising each Tenant Lease are contained in files that have been made available in full to Buyers. Each Tenant Lease is the legal, valid and binding obligation of a Transferring Party, is in full force and effect and is enforceable against such Transferring Party. Except as indicated in Schedule 4.4(i) and except as assigned as collateral for the indebtedness described on Schedules 1.1(a), 1.1(b), 1.1(e) or 1.1(f), none of the Tenant Leases and none of the rents or their charges payable thereunder is currently assigned (collaterally or otherwise), pledged, encumbered or otherwise hypothecated by any Transferring Party. No holder of any assignment of Tenant Leases has asserted or exercised any of its rights under Tenant Leases. Except as set forth on Schedule 4.4(i) or Schedule 4.11, no Transferring Party and, to the knowledge of Sellers, no tenant under any Tenant Lease, is in default of material obligations thereunder, and, to the Sellers' knowledge, no event has occurred which, with the giving of notice or passage of time or both, would constitute a default of such material obligations by any Transferring Party and any tenant thereunder (in each case, without investigation). Except as set forth in Schedule 4.4(i) or
Schedule 4.11, no written notice has been received by any Transferring Party from any tenants, licensees or occupants under any Tenant Lease asserting any claim, cause of action or right of offset against the landlord under any Tenant Lease or asserting any defense to payment of any sum or performance of any obligation due under any Tenant Lease, in each case in an amount in excess of $50,000 (any of the foregoing, a "Tenant Claim"), and, to the knowledge of Sellers, no such Tenant Claim exists. Except as set forth in Schedule 2.4(g)(i) or Schedule 4.4(i), to the Sellers' knowledge, no brokerage fees, commissions, tenant improvements or capital improvements (including free rent and reduced rent) with respect to any of the Tenant Leases are due and payable (or may become due and payable) in connection with any Tenant Lease. To Sellers' knowledge, except as set forth on Schedule 2.4(g)(i), there are no construction or capital improvements which are in process at the Real Property or which are committed to commence prior to December 31, 1998 (other than ordinary course repair items which are reimbursable from Tenants under Tenant Leases).

         (j) Other than with respect to unimproved land and the Construction Property, to Sellers' knowledge, all utilities, useable public sanitary and storm sewers, public water facilities, electric facilities and, if any, gas facilities (collectively, the "Utilities") required for the operation of the Real Property either enter the Real Property through adjoining public streets or, if they pass through adjoining public land, do so in accordance with valid public easements or private easements which will inure to the benefit of Buyers. All of said Utilities are installed and operating and all installation, connection and "tap-in" charges have been paid in full or will be paid for in full in the ordinary course.

         (k) Except as disclosed on Schedule 4.4(k), to Sellers' knowledge, all material charges, fees and assessments (including condominium fees), and any and all other material sums due under declarations, cross-easements and agreements with third parties to which the Real Property or any portion thereof may be subject, have been paid and are being paid on a current basis.

         (l) None of the Real Property is currently used for farming, agriculture or similar purposes.

     4.5 Tangible Personal Property.

         (a) Set forth on Schedule 4.5 is a general description of all items of tangible personal property owned by any Transferring Party that (i) are material to their Operations, (ii) have a fair market value in excess of $100,000 or
(iii) are automobiles, and that (A) are located in such Transferring Party's offices or (B) are located elsewhere and are used primarily in their Operations.

         (b) To the knowledge of Sellers, each Transferring Party has valid title to all of the items of tangible personal property listed on Schedule 4.5, free and clear of all Encumbrances other than Permitted Encumbrances.

         (c) To Sellers' knowledge, none of the artwork, if any, being a part of , or included within, the Acquired Equity Interest or the Contributed Assets, was prepared on a "work for hire" basis and none of the artwork was commissioned after 1991.

     4.6 Intangible Personal Property. To the knowledge of Sellers, each Transferring Party either owns, free and clear of all Encumbrances other than Permitted Encumbrances, the right, title and interest in, to and under, or has acquired in connection with the acquisition of equipment or software an implied license to use, any and all intellectual property which is utilized in their Operations. To the knowledge of Sellers, the use of such intellectual property by each Transferring Party does not conflict with, infringe upon or violate any patent, trademark, trade name, registration, copyright, copyright registration or any pending application relating thereto of any other Person. No Transferring Party has received written notice of any outstanding or threatened, judicial or adversary proceedings, disputes or other disagreements with respect to any of such intellectual property.

     4.7 Material Contracts.

         (a) Schedule 4.7(a) contains a true, correct and complete list of all Material Contracts (other than Permitted Encumbrances) to which any Transferring Party is a party. Each such Material Contract is a legal, valid and binding agreement of the Transferring Party that is a party thereto, enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to judicial discretion and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)), and, to the knowledge of Sellers, each such Material Contract is a legal, valid and binding agreement against the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to judicial discretion and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)). The reserves required under Article IX of the Grande A and Grande B Loan Agreements, respectively, are fully funded in accordance with the terms of such Agreements.

         (b)  Except as set forth in Schedule 4.7(b), to the knowledge of
Sellers:

              (i) no Transferring Party is in breach of or in default under any Material Contract or has given or received written notice thereof;

              (ii) the Transferring Parties are not in breach of any Contracts (other than Tenant leases and Material Contract(s)) which breach, individually or in the aggregate, would reasonably be expected to result in liability of $100,000 or more.

              (iii) there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a default under, or result in a breach of, any such Material Contract;

              (iv) none of the rights of any Transferring Party under any of the Material Contracts will be subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents; and

              (v) no consent or approval of any Person is required under any Material Contract to which a Transferring Party is a party to the consummation of the transactions contemplated hereby and by the other Transaction Documents.

          (c) The "Separateness Covenants" set forth in the Declaration of Trust of AAPT are not required pursuant to any contractual obligation or requirement of Seller (other than such requirement as may be imposed under the Grande A Loan Documents).

     4.8  Environmental Matters.  Except as set forth on Schedule 4.8

          (a) to the knowledge of Sellers, the operations of each Seller, each Transferring Party, their employees and their tenants relating to their Operations are, and all of the Real Property is, in compliance in all material respects with all applicable Environmental Laws;

          (b) to the knowledge of Sellers, each Seller, each Transferring Party and each of their tenants, has obtained all material Permits required under all applicable Environmental Laws necessary to operate their Operations at the Real Property as currently conducted;

          (c) no Seller or Transferring Party is a party to or is obliged under, and no Real Property is the subject of, any outstanding written order, judgment or decree with any Governmental Authority or other Person respecting any material violation of Environmental Laws relating to their Operations;

         (d) no Seller or Transferring Party has received any written notice, including potentially responsible party notices or information requests pursuant to the federal Superfund law or any applicable Environmental Law, alleging that such Seller or Transferring Party may be in violation, in any material respect, of any Environmental Law or may have any material liability under any Environmental Law relating to their Operations;

         (e) to the knowledge of Sellers, there are no investigations of any Seller or Transferring Party involving Environmental Laws, relating to such Seller or Transferring Party or any of their tenants, or to their operations, or currently owned, operated or leased property pending or threatened;

         (f) to the knowledge of Sellers, no Hazardous Substances have been stored, except in accordance with applicable law, or have been released or discharged by Sellers or by any prior owner or operator, into the environment at, on or under the Real Property which storage or release could result in a material liability to Seller; and

         (g) to the knowledge of Sellers, no Hazardous Substance has been disposed of by Seller, or on Sellers' behalf, or by any prior owner or operator, at, on or under the Real Property or, if generated at the Real Property, at any off-site location, except in accordance with applicable laws which disposal could result in a material liability to Seller.

     4.9 Permits. To the knowledge of Sellers, each Transferring Party has all material Permits required to conduct their Operations as now being conducted and to operate the Facilities (other than the Construction Property). To the knowledge of Sellers, all such Permits are valid and in full force and effect except as listed on Schedule 4.9. To the knowledge of Sellers, each Transferring Party has not violated and is in material compliance with all such Permits and no Transferring Party has received any written notice to the effect that it is not in compliance with, or that they are in violation of, any such Permits.

     4.10 Financial Statements, etc. (a) The Financial Statements have been prepared from the Books and Records of the Acquired Entity, in the case of the AAPT Financial Statements, of the particular property in the case of the CAP Financial Statements, or the particular Partially-Owned Partnership, in the case of the Partially-Owned Partnership Financial Statements, each in accordance with GAAP applied on a basis consistent with prior accounting periods (except as may be stated in the notes thereto), (b) true and correct copies of the Financial Statements have been provided to Buyers, (c) the AAPT Financial Statements fairly present the financial position of the AAPT Seller and the Acquired Subsidiaries on a consolidated basis as of their respective dates and the results of operations and changes in financial position and cash flows for the respective periods then ended, (d) the CAP Financial Statements fairly present the financial position of each property listed on Schedule 4.4(a)(2) (other than the Construction Property) as of their respective dates and the results of operations and changes in financial position and cash flows of such properties for the respective periods then ended, and (e) the Partially Owned Partnership Financial Statements fairly present the financial position of each Partially Owned Partnership as of their respective dates and the results of operations and changes in financial position and cash flows for the respective periods then ended.

     4.11 No Litigation. (a) Except as disclosed in Schedule 4.11, none of the Transferring Parties has received any written material allegation or charge and there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitration, governmental audit or investigation (collectively, "Actions") of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Sellers, threatened, against or affecting any Transferring Party relating to their Operations, before or by any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity; and
(b) there is no Action or proceeding pending to which any Transferring Party is a party or, to the knowledge of Sellers, threatened, before a court or other Governmental Authority to restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement or any of the other Transaction Documents, nor has any governmental or quasi-governmental agency or regulatory body notified in writing any Transferring Party that the consummation of the transactions contemplated hereby or by the other Transaction Documents would constitute a violation of the laws of the United States or the laws of the jurisdiction to which such court or governmental or quasi-governmental agency or regulatory body is subject or that it intends to commence proceedings to restrain the consummation of such transactions, to force divestiture if the same are consummated, or to modify the terms or results of such transactions.

     4.12 Liabilities. To the knowledge of Sellers, there are no material liabilities, obligations or commitments of any nature (whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured) relating to their Operations, other than (a) liabilities which are reflected and reserved against in the Balance Sheet which have not been paid or discharged since the date thereof, (b) liabilities arising under any Contracts, Permits, and other commitments, obligations and matters described in the Seller Disclosure Schedules in accordance with their terms (and under those Contracts which are not required to be disclosed on the Seller Disclosure Schedules), and (c) liabilities incurred since the Balance Sheet Date in the ordinary course of business. Schedule 4.12 accurately and completely lists on a loan by loan basis: (i) the outstanding principal balance of the Transferred Indebtedness as of June 30, 1998, (ii) the interest rate borne by the Transferred Indebtedness, (iii) the maturity date of the Transferred Indebtedness and (iv) any right of any lender of any of the Transferred Indebtedness to participate in any sale or refinancing proceeds relating to any of the properties identified on Schedules 4.4(a)(1) and 4.4(a)(2). Sellers have discharged or otherwise made provisions to discharge or bond over those Permitted Encumbrances consisting of Encumbrances of carriers, warehousemen, mechanics and materialmen (other than with respect to the Construction Property and unfiled mechanics liens for work with respect to which payment will be made in the ordinary course).

     4.13 Compliance with Applicable Law. Except as set forth on Schedule 4.13, since June 1997, neither the conduct of their Operations nor the ownership, operation, lease, use, maintenance or condition of any of the properties and assets of any Transferring Party (including all or any portion of the Real Property) has violated, in any material respect, any applicable federal, state, local or other laws, statutes, ordinances, regulations (including, without limitation, any laws or regulations relating to zoning, immigration, discrimination, leasing (including, without limitation, requirements as to rent and tenant mix), labor or employment practices), or any applicable order, writ, injunction or decree of any court, commission, board, bureau, agency, instrumentality or other Governmental Authority (collectively, "Laws"). No representation or warranty is made in this Section 4.13 with respect to compliance with laws, statutes, ordinances, regulations or rules relating to the matters covered in Section 4.8 ("Environmental Matters").

     4.14 No Brokers. Except as set forth on Schedule 4.14, none of any Seller nor any Transferring Party has employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Buyers or any of Buyers' Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the sale of the Acquired Equity Interests or the Contributed Assets to Buyers as contemplated hereby.

     4.15 Labor Matters. Except as set forth on Schedule 4.15:

          (a) No Transferring Party is a party to any labor or collective bargaining agreement applicable to their Operations and there are no labor or collective bargaining agreements which pertain to any of the employees of any Transferring Party and which is applicable to their Operations.

          (b) There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes pending or, to the knowledge of Sellers, threatened, against or involving any Transferring Party applicable to their Operations. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Sellers, threatened by or on behalf of any employee or group of employees of any Transferring Party applicable to their Operations.

          (c) There are no complaints, charges or claims against any Transferring Party pending or threatened, with any public or Governmental Authority applicable to their Operations, based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by such Transferring Party, of any individual.

          (d) Each Transferring Party is in compliance, in all material respects, with all applicable Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and social security taxes and any similar Tax, in each case, with respect to their Operations.

          (e) There are not employees or former employees of any Transferring Party absent from work on a leave of absence, leave under the Family and Medical Leave Act (or any state or local ordinance providing similar reinstatement rights), or military service who would be entitled to reinstatement upon application to Buyers at the conclusion of such leave.

     4.16 ERISA. Except as set forth on Schedule 4.16:

          (a) As of the Closing, no Seller or Transferring Party will maintain any Plan (other than the insured group health Plans maintained by Atlantic American Properties Management II, Inc. as in effect on the date of this Agreement) under which Buyers would have any obligation or liability post-Closing. No Seller or Transferring Party maintains, contributes to or has any liability (whether direct or indirect, including, without limitation, as a result of an indemnification obligation) under, or with respect to, and no ERISA Affiliate has any liability which has or will create any material obligation by, or result in any liability to, Buyers with respect to or under, any Plan. No liability (whether direct or indirect, including, without limitation, as a result of an indemnification obligation) with respect to any Plan has been or is expected to be incurred by any Seller, any Transferring Party, any ERISA Affiliate or their Operations under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employees and employee compensation and employee benefit plans that could, following the Closing, become or remain a liability of their Operations or Buyers or of any employee compensation arrangement or employee benefit plan established or contributed to by Buyers, and, except as otherwise provided herein, no event, transaction or condition has occurred or exists that could result in any such liability to their Operations or, following the Closing, Buyers.

          (b) Neither the execution and delivery by each Seller of this Agreement and the other Transaction Documents to which each of them is a party and the consummation by each Seller of the transactions contemplated by the foregoing will result in the acceleration or creation of any rights of any Person to benefits under any Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options or restricted stock, the acceleration of the accrual or vesting under any Plan or the acceleration or creation of any right under any severance, parachute or change in control agreement) which could result in a liability to Buyers.

          (c) There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, governmental audit or investigation relating to or seeking benefits under any Plan that is pending or, to the knowledge of Sellers, threatened or anticipated against any Seller, any Transferring Party, any ERISA Affiliate or any Plan (other than claims for benefits in the ordinary course).

          (d) Except pursuant to Section 9.7, neither any provision of any Plan or Contract (whether or not written), nor any transaction, condition or other event exists or has occurred that would require either Buyer, the Acquired Entity or the Acquired Subsidiary to provide any compensation, payments or benefits (including severance payments) to or on behalf of any former or current employee of any Transferring Party.

          (e) None of the assets to be acquired by Buyers constitute assets of an employee benefit plan which would result in any portion of the transactions contemplated hereby constituting a "prohibited transaction" within the meaning of ERISA or the Code.

          (f) Notwithstanding anything to the contrary in this Agreement, Buyers shall have no obligation to hire any Seller or Transferring Party employees.

     4.17 Tax Matters. Except as disclosed on Schedule 4.17:

          (a) All Tax Returns required to be filed by the Acquired Entity prior to the Closing Date have been or will be filed (or caused to be filed) on a timely basis (taking into account any extensions of time) and all Taxes shown to be due thereon have been or will be paid (or cause to be paid) or shown as a liability on the Balance Sheet, except to the extent such Taxes are being contested in good faith by appropriate proceedings and are disclosed on Schedule 4.17.

          (b) Sellers have no knowledge of any dispute or claim reasonably likely to involve more than $250,000 that is currently pending with any taxing authority in connection with any Tax Return of the Acquired Entity. Except as disclosed on Schedule 4.17, no waivers of statutes of limitation with respect to any such Tax Returns have been given by or requested from the Acquired Entity. Except to the extent shown on the Seller Disclosure Schedules, all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of the Acquired Entity, or are being contested and an adequate reserve therefor has been established and is reflected on the Balance Sheet.

          (c) After the Closing, none of the Acquired Entity or any Acquired Subsidiary will be a party to or bound by (nor will any such Acquiring Entity or Acquiring Subsidiary become a party to or bound by) any tax-sharing or tax-allocation agreement by virtue of any agreement or understanding (other than this Agreement) which existed prior to the Closing Date, and, as of the Closing Date, such Acquiring Entity or Acquiring Subsidiary will have complied with all such tax-sharing or tax-allocation agreements and all amounts required to be paid by any Acquiring Entity or Acquiring Subsidiary pursuant to any such agreement will have been paid.

          (d) AAPT intends to make a valid election to be treated as a "real estate investment trust" for U.S. federal income tax purposes within the meaning of Section 856(a) of the Code, commencing with its taxable year ended on December 31, 1997.

          (e) Commencing with its taxable year ended December 31, 1997 and through the date of this Agreement, AAPT has at all times satisfied the requirements for qualification as a "real estate investment trust" (within the meaning of Section 856(c) of the Code) for purposes of Section 856-860 of the Code.

          (f) Each of any Acquired Subsidiary that is organized as a partnership or limited liability company will be treated as a partnership and not as an association taxable as a corporation or a publicly traded partnership for federal income tax purposes.

          (g) At least 75 percent of the gross income of AAPT for the year ended December 31, 1997 was derived and is expected to be derived for the Pre-Closing Partial Period from sources specified in Code Section 856(c)(3). These sources include but are not limited to (a) rents from the Specified Projects or other commercial real estate properties to be acquired in the future, (b) gain from the sale or other disposition of all or a portion of the Specified Projects or other commercial real estate properties acquired in the future (including interests in real property and interests in mortgages on real property), other than property that is stock in trade of AAPT or other property which would properly be included in the inventory of AAPT if on hand at the close of its taxable year, or property held by AAPT primarily for sale to customers in the ordinary course of its trade or business (collectively, "Dealer Property') (as further described in Paragraph (l) below) and (c) income attributable to stock or debt instruments acquired in connection with the temporary investment of new capital received by AAPT in exchange for its shares of beneficial interest or in a public offering of its debt obligations having maturities of at least five years, provided that such income is received or accrued during the one-year period beginning on the date on which AAPT receives such new capital (such source income is hereafter referred to as the "Temporary Investment of New Capital"). For purposes of all representations with respect to income contained herein, AAPT shall be treated as receiving (i) a proportionate share of all income received by the transparent and subsidiary partnerships in accordance with AAPT's capital interest ("Capital Interest") in transparent and subsidiary partnership interest, and (ii) all income received by any wholly owned corporate subsidiary in which AAPT has owned 100 percent of the stock at all times during the period of such wholly owned corporate subsidiary's existence.

          (h) At least 95 percent of the gross income of AAPT for calendar year ended December 31, 1997 was derived and is expected to be derived for the Pre-Closing Partial Period from sources specified in Code Section 856(c)(2). These sources include those specified in Code Section 856(c)(3), as described in Paragraph (g) above, plus interest and dividends from any source and gain from the sale or disposition of stock or securities other than Dealer Property.

          (i) For tax years beginning before January 1, 1998, less than 30 percent of the gross income of AAPT for each taxable year was derived from the sale or other disposition of (a) stock or securities held for less than one year, (b) property in a transaction that is a prohibited transaction (as defined in Code Section 857(b)(6)(B)(iii)), and (c) real property (including interests in real property and interests in mortgages on real property held for less than four years, other than property compulsorily or involuntarily converted within the meaning of Code Section 1033, and property acquired by AAPT through foreclosure and which satisfies the requirements set forth in Code Section 856(e).

          (j) AAPT, the transparent and subsidiary partnerships, and wholly owned corporate subsidiaries have held all of the Specified Projects and other commercial real estate properties (and all of their other respective assets) for investment purposes and not as (a) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (b) property held primarily for sale to customers in the ordinary course of the trade or business of AAPT, transparent and subsidiary partnerships, and wholly owned corporate subsidiaries, as the case may be, and that the amount of income from prohibited transactions (within the meaning of Code Section 857(b)(6)(B)(iii)), if any, for either the calendar year ended December 31, 1997 or the Pre-Closing Partial Period will not be material.

          (k) AAPT, the transparent and subsidiary partnerships, a wholly owned corporate subsidiaries do not own more than 10 percent of the voting stock interest of any corporation other than a "qualified REIT Subsidiary" within the meaning of Code Section 856(i). AAPT intends to take all necessary measures to ensure that the stock interest owned by AAPT, transparent and subsidiary partnerships and wholly owned corporate subsidiaries, in any such corporation will not exceed 10 percent of the voting securities of such corporation and that the value of the stock interest will not exceed 5 percent of the value of AAPT's total assets.

          (l) With respect to the gross income tests described in Paragraphs (g) and (h) above:

              (i) None of the rents received by AAPT, the transparent and subsidiary partnerships, and wholly owned corporate subsidiaries under their existing leases is based on the net income or profits of any person, including any tenants at any of the Properties (the "Lessee") and any subtenants thereof, which would cause AAPT to fail to satisfy the gross income tests described in Paragraphs (g) and (h) above.

              (ii) AAPT does not own, directly or indirectly, 10 percent or more within the meaning of Code Section 856(d) of the beneficial interests in any Lessee, which would cause AAPT to fail to satisfy the gross income tests described in Paragraphs (g) and (h) above. In determining ownership, the attribution rules of Code Section 318 (as modified by Code Section 856(d)(5)) will be taken into account.

              (iii) AAPT is not a party to a lease of real property where the rent under such lease attributable to personal property is greater than 15 percent of the total rent to be received under the lease to the extent that such rental would cause AAPT to fail to satisfy the gross income tests described in Paragraphs (g) and (h) above.

              (iv) Except as provided in the next sentence, neither AAPT, transparent and subsidiary partnerships, or wholly owned subsidiaries furnish or provide any services ("Non REIT Services") to a Lessee other than services that are usually and customarily rendered in connection with the rental space or occupancy only and are not otherwise considered rendered to the Lessee. To the extent that AAPT has rendered any Non REIT Services to the Lessees, either directly or through the transparent and subsidiary partnership, or wholly owned corporations, AAPT has retained an independent contractor within the meaning of Code Section 856(d)(3) (from whom none of AAPT, the transparent and subsidiary partnerships, or wholly owned corporate subsidiaries will derive or receive any income) to furnish or perform such services and such services are customary for the geographic market in which they have been provided so that AAPT has not failed to satisfy the gross income tests described in Paragraphs (g) and (h) above.

              (v) AAPT, the transparent and subsidiary partnerships, and the wholly owned corporations have kept sufficient records to enable AAPT to make the filings required under Treas. Reg. section 1.856-4(b)(4) (relating to the receipt of rents from any person in which AAPT, directly or indirectly, owns any proprietary interest) and Treas. Reg. section 1.856.4 (b)(5)(iv) (relating to the use of unrelated independent contractors), and AAPT has made such required filings.

          (m) AAPT has exercised ordinary business care and prudence in attempting to comply with the gross income tests set forth in Code Section 856(c).

          (n) At least 75 percent of the value of the total gross assets of AAPT has consisted, at the close of each quarter of each taxable year of AAPT, of (a) cash and cash items (including receivables), (b) Government securities, (c) the Specified Projects, (d) other commercial real estate properties acquired in the future (including interests in real property and interests in mortgages on real property), (e) shares (or transferable certificates of beneficial interest) in other qualified real estate investment trusts, and (f) stock or debt instruments acquired in connection with the Temporary Investment of New Capital received by AAPT in exchange for its capital stock or in a public offering of its debt obligations having maturities of at least five years, and held for not longer than the one-year period beginning on the date on which AAPT receives such new capital. For purposes of all representations with respect to assets contained herein, AAPT is treated as owning, (i) its proportionate share of assets owned by any transparent and subsidiary partnership in which AAPT directly owns an interest (as determined in accordance with AAPT's directly owned Capital Interest in such transparent and Subsidiary Partnership), and (ii) the assets of any wholly owned corporation in which AAPT owns 100 percent of the stock and the direct interests in such entities are not treated as "securities."

          (o) Not more than 25 percent of the value of its total assets has consisted, at the close of each quarter of each taxable year of AAPT, of securities (other than Government securities and securities described in items
(e) and (f) of Paragraph (n) above or the last sentence of Paragraph (n) above), limited in respect of any one issuer to an amount not greater than 5 percent of the value of the total assets of AAPT and to not more than 10 percent of the outstanding voting securities of such issuer.

          (p) AAPT, the transparent and subsidiary Partnerships, awholly owned corporate subsidiaries have revalued their assets at the end of each quarter of each taxable year (if any) in which securities of another issuer (other than a REIT or a qualified REIT subsidiary or an entity taxed as a Partnership for federal income tax purposes) were acquired by any such entity, respectively, and eliminated within 30 days after the end of each such quarter any discrepancy between the value of AAPT's various investments and the requirements of the 75 percent and 25 percent asset tests described in Paragraphs (n) and (o) above, respectively, to the extent such discrepancy is attributable in whole or in part to acquisitions during such quarter.

          (q) AAPT has kept and has retained sufficient records so as to be able to show that AAPT has complied during each of its taxable years with the asset tests contained in Code Section 856(c)(5) and described in Paragraphs (n) and
(o) above.

          (r) AAPT has exercised ordinary business care and prudence in attempting to comply with the asset tests set forth in Code Section 856(c)(5).

          (s) AAPT has distributed in calendar year 1997 to its stockholders an amount equal to at least 95 percent of its real estate investment trust taxable income (as defined in Code Section 857(b)(2) and as determined without regard to the deduction for dividends paid and by excluding any net capital gain) plus 95 percent of the excess of AAPT's net income from foreclosure property, if any, over the tax imposed on such income by Code Section 857(b)(4)(A), less any excess noncash income (within the meaning of Code Section 857(e)).

          (t) AAPT has taken all necessary measures within its control to avoid the imposition of the 4 percent excise tax pursuant to Code Section 4981 for the year ended December 31, 1997. The excise tax is imposed on AAPT if it does not distribute to its stockholders by the end of each calendar year (or by January 31 of the following calendar year in connection with a dividend declared in October, November or December to shareholders of record in such a month) an amount equal to at least the sum of (i) 85 percent of AAPT's ordinary income for such calendar year, (ii) 95 percent of AAPT's capital gain net income for such calendar year, and (iii) any undistributed ordinary income or capital gain net income from prior years.

          (u) The distributions by AAPT have been made pro rata, with no preference to any share as compared with other shares of the same class.

          (v) AAPT has demanded by January 30, 1998 for the year ended December 31, 1997 written statements (the "Written Statements") with respect to ownership of shares of AAPT's stock, from those stockholders (if any) determined as follows: (i) if AAPT has 200 or less stockholders of record of its shares of stock on any dividend record date, demands shall be made of each record holder holding of record one-half of one percent or more of the shares of any class of its stock; (ii) if AAPT has between 201 and 1,099 stockholders of record of its shares of stock on any dividend record date, demands shall be made of each record holder holding of record one percent or more of the shares of any class of its stock; and (iii) if AAPT has 2,000 or more stockholders of record of its shares of stock on any dividend record date, demands shall be made of each record holder holding of record five percent or more of the shares of any class of its stock. AAPT has requested that the Written Statements (a) disclose the actual ownership of the shares of stock held by AAPT's stockholders of record of whom demand was made, and (b) show the maximum number of shares of AAPT's stock actually or constructively (through application of the attribution rules of Section 544, as modified by Code Section 856(h)(1)(B)) owned by each of the actual owners of AAPT's shares of stock identified in the

Written Statements at any time during the last half of AAPT's immediately preceding taxable year. AAPT has maintained copies of the Written Statements, as part of the permanent records of AAPT within the Internal Revenue District in which AAPT is required to file its tax return, and has kept the Written Statements at all times available for inspection by any internal revenue officer or employee.

     4.18 Capitalization. (a) The authorized, issued and outstanding Equity Interests in the Acquired Entity and each Acquired Subsidiary is set forth on
Schedule 4.18. With respect to such Equity Interests, Sellers make the following representations and warranties:

          (i) Such Equity Interests are owned, beneficially and of record by the Persons specified on Schedule 4.18 in each case free and clear of all Encumbrances;

          (ii) All of the outstanding Equity Interests or interests of each of such Persons has been validly issued, is free from preemptive rights and, in the case of corporations, fully paid and non-assessable;

          (iii) Except as set forth on Schedule 4.18, there is no existing option, warrant, call, right, commitment, subscription, instrument or other agreement of any character requiring or relating to, and there are no securities outstanding which upon conversion or exchange would require or relate to, the issuance, sale, purchase, redemption or transfer of any Equity Interests in the Acquired Entity or any Acquired Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any such Person; and

          (iv) Except as set forth on Schedule 4.18, there is no voting trust or other voting agreement with respect to the Acquired Entity or any Acquired Subsidiary or any agreement (other than the Transaction Documents) relating to the issuance, sale, redemption, transfer or other disposition of the Equity Interests in any such Person.

          (b) Each of the partnership agreements governing the Partially Owned Partnerships, each as amended up through the date hereof, are in full force and effect as of the date hereof and true and correct copies of such partnership agreements and the amendments thereto have been delivered to Buyers. Schedule
4.18 accurately and completely sets forth the percentage interest owned, directly or indirectly, by AAPT or a CAP Seller, as applicable in each Partially Owned Partnership as of the date hereof. All interests of Sellers, and to Sellers' knowledge, all interest of other Persons, in the Partially Owned Partnerships have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Encumbrances except as set forth in
Schedule 4.18. As of the date hereof, the capital accounts of the partners in each of the Partially Owned Partnerships are set forth on Schedule 4.18 and no partner has been asked to make a capital contribution to either of the Partially Owned Partnerships other than contributions that have been made in full as of the date hereof. Sellers have no reason to believe that additional capital calls will be made under the partnership agreements relating to either of the Partially Owned Partnership. Sellers have no knowledge of a breach by any partner of its obligations under the partnership agreements of either of the Partially Owned Partnerships.

     4.19 Securities Laws Matters. Each of the Sellers (a) is acquiring the Preferred Shares and Preferred Units contemplated hereby solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act, (b) has had the opportunity to ask questions of the officers and trustees of, and has had access to information concerning Buyers and their business, (c) is an "accredited investor" as defined in Rule 501(a) under the Securities Act, (d) has such

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knowledge, sophistication and experience in business and financial matters so as to be capable of independently evaluating the merits and risks of the investment and the consummation of the transactions contemplated hereby, (e) has so evaluated the merits and risks of such investment and the consummation of the transactions contemplated hereby, (f) is able to bear the economic risk of such investment, (g) has reviewed Buyer Parent's filings with the SEC, (h) is able to afford complete loss of such investment, and (i) acknowledges that the certificates evidencing the Preferred Shares and Preferred Units, and the certificates evidencing the common shares of beneficial interest of Buyer Parent issuable upon redemption or conversion thereof, shall bear a legend indicating that such securities have not been registered under the Securities Act or any applicable state securities laws and the transferability thereof is subject to compliance with the Securities Act and applicable state securities laws and (j) represents that it is making an investment in the Preferred Shares and Preferred Units without the influence of any general advertising or general solicitation by Buyers. Sellers will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of all or any part of such Preferred Shares, Preferred Units or common shares of beneficial interest of Buyer Parent issuable upon conversion or redemption thereof (or solicit any offers to buy, purchase, or otherwise acquire such Preferred Shares, Preferred Units or common shares of beneficial interest of Buyer Parent issuable upon conversion or redemption thereof), except in compliance with the Securities Act. Sellers are residents of the states identified beside their names on Schedule
4.19. Sellers further acknowledge that common shares of beneficial interest of Buyer Parent issuable upon conversion or redemption of Preferred Shares and Preferred Units are to be issued in a transaction exempt from registration under
Section 5 of the Securities Act by virtue of Section 4(2) of the Securities Act and agree not to take actions that would make such exemption unavailable. None of the Sellers holds more than 4.99% of the outstanding common shares of beneficial interest of Buyer Parent.

     4.20 Disclaimer. Except as set forth in this Article 4, no Seller is making any representations or warranties of any kind whatsoever, whether express, implied or statutory, as to any matters concerning the assets to be transferred pursuant hereto (including, without limitation, the Transferring Parties), the Sellers' and the Transferring Parties' Books and Records, their Operations or the Real Property. Buyers and their Affiliates specifically acknowledge and agree that they have been given a full opportunity to examine the Sellers' and the Transferring Parties' Books and Records (other than Privileged Materials), their Operations and Real Property and, except as set forth in this Agreement (including the representations and warranties set forth in this Article 4 and the indemnification provisions relating thereto as to which Buyers are expressly relying upon in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby), are relying upon their own independent investigation and analysis of the Sellers' and the Transferring Parties' Books and Records (other than Privileged Materials), their Operations and Real Property as they deem necessary or appropriate.

     4.21 [Intentionally Deleted].

     4.22 Transaction with Affiliates. Except as set forth on Schedule 4.22, no Affiliate of any of the Sellers is a party to any contract, agreement or arrangement with the Acquired Entity or any Acquired Subsidiary that relates to the AAPT Operations, including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services by, or the rental or use of real or personal property from, any such party or any entity in which such party has a substantial interest other than Tenant Leases and other than the lease in which the Acquired Entity or the Acquired Subsidiaries is the tenant.

     4.23 Insurance. Schedule 4.23 sets forth a complete and accurate list of all insurance policies and fidelity and other bonds (showing as to each policy or bond the carrier or issuer, identifying number, coverage limits, expiration date and a general description of the type of coverage provided) maintained by the Transferring Parties (with respect to their respective Operations). All of such insurance policies are in full force and effect, and none of the Transferring Parties is in material default with respect to its obligations under any of such insurance policies, including the obligation to pay any premium or make any other payment necessary or appropriate to maintain such coverage in full force and effect. Such insurance provides coverage which is of the type and amounts customarily carried by Persons conducting businesses similar to the Sellers' respective Operations and as otherwise may be required by law and by any and all Material Contracts. Except as set forth in Schedule 4.23, there is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds, or in respect of which such underwriters have reserved their rights, and there have not been any such claims within the last year. All such policies or comparable policies shall be kept in full force and effect through the Closing.


                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

         As an inducement to Sellers to enter into this Agreement, Buyer Parent and Buyer OP, jointly and severally, make, as of the date hereof, the following representations and warranties to each Seller, except as otherwise set forth in the written schedules to this Agreement (the "Buyer Disclosure Schedules") executed by Buyers and delivered to Sellers on or prior to the date hereof, a copy of which is included herewith, which set forth the exceptions to the representations and warranties contained in this Article 5 and certain other information called for by this Agreement (unless otherwise specified, (1) each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Buyer Disclosure Schedules and (2) no disclosure made in any particular numbered schedule of the Buyer Disclosure Schedules shall be deemed made in any other numbered schedule of the Buyer Disclosure Schedules unless expressly made therein (by cross-reference or otherwise).

     5.1 Organization of Buyers/Subsidiaries. Buyers and each of their Subsidiaries (each of which are identified in Schedule 5.1(a)) (a) is a trust, corporation, limited liability company or partnership duly organized, or formed, as the case may be, validly existing and in good standing under the laws of its state of incorporation or formation, (b) is duly qualified as a foreign trust, corporation, limited liability company or partnership in good standing under the laws of each jurisdiction set forth on Schedule 5.1(a), and there are no additional jurisdictions where its ownership or lease of real property or the conduct of its business requires such qualification and the failure to be so qualified would reasonably be expected to result in a material adverse effect on such trust, corporation, limited liability company or partnership, (c) has the requisite trust, corporate, limited liability company or partnership power and authority and the legal right to own, transfer, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now being conducted, except to the extent it would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect, and (d) is in compliance with its declaration of trust, certificate or articles of incorporation, bylaws, limited liability company certificate and agreement, certificate of limited partnership or partnership agreement, as applicable, except to the extent such non-compliance with organizational documents is identified on Schedule 5.1(a). Buyers have furnished to Sellers true and complete copies of their Declaration of Trust, By-laws, Certificate of Limited Partnership and the Buyer Partnership Agreement, as applicable, as amended or supplemented to the date of this Agreement.

     5.2 Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Buyers of this Agreement, the other Transaction Documents to which it is a party and all instruments and

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documents to be delivered by it on the Closing Date, and the consummation by
Buyers of the transactions contemplated by the foregoing (a) are within Buyers' trust or limited partnership power, as applicable, (b) have been duly authorized by all necessary action of Buyers, (c) are not and will not be in contravention of Buyers' Declaration of Trust, By-laws and the Buyer Partnership Agreement or other governing documents, (d) do not and will not conflict with or violate any law or regulation, or any judgment, order or decree of any court or other Governmental Authority applicable to Buyers or any of their Subsidiaries, (e) will not conflict with or result in the material breach or termination of, result in the loss of material rights or benefits under, constitute a material default under, accelerate any performance required by or give rise to any obligation to purchase or repurchase any Indebtedness under any Material Contract to which Buyers or any of their Subsidiaries is a party or by which Buyers or any of their Subsidiaries is bound, except as disclosed in
Schedule 5.2, (f) will not result in the creation or imposition of any Encumbrance upon any of the property of Buyers or any of their Subsidiaries and
(g) except for the filing of a Supplemental Listing Application with the New York Stock Exchange covering common shares of beneficial interest of Buyer Parent issuable upon redemption or exchange of Preferred Shares or Preferred Units and except for the filing by Buyers of a Current Report on Form 8-K with the SEC in connection with the transactions contemplated hereby, do not and will not require on the part of Buyers or any of their Subsidiaries the consent or approval of, or any filing with or other notification of, any Governmental Authority, any holder of Indebtedness or any other Person. This Agreement has been, and at or prior to the Closing Date, each of the other Transaction Documents to which Buyers are a party shall have been, duly executed and delivered by Buyers. This Agreement constitutes (and from and after the Closing Date each Transaction Document to which Buyers are a party shall constitute) a legal, valid and binding obligation of Buyers, enforceable against Buyers in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to judicial discretion and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)).

     5.3 Capitalization. Upon the issuance of the Preferred Shares and the Preferred Units pursuant to this Agreement and assuming Buyer Parent does not issue additional shares of beneficial interest and Buyer OP does not issue additional partner interests between the date hereof and the Closing Date, the authorized, issued and outstanding interests in Buyers shall be as set forth on
Schedule 5.3. All such outstanding interests have been offered and sold in compliance with all applicable laws (including, without limitation, Federal and state securities laws). Nothing in this Agreement shall restrict the ability of Buyer Parent to issue additional shares of beneficial interest or Buyer OP to issue additional partner interests.

     5.4 Valid Issuance of Preferred Shares and Preferred Units. The Preferred Shares being issued to AAPT Seller and the Preferred Units being issued to CAP Sellers hereunder each, when issued, sold and delivered in accordance with the terms hereof for the consideration set forth herein, shall be duly and validly issued, fully paid and nonassessable and free and clear of any Encumbrances of any kind whatsoever, other than Encumbrances imposed by the Securities Act and applicable state securities laws.

     5.5 No Registration Under the Securities Act. Assuming the continuing accuracy of AAPT Seller's and CAP Sellers' representations set forth in Section
4.19 and compliance by each CAP Seller with any transfer restrictions set forth in the Buyer Partnership Agreement or in the legends on the certificates evidencing the Preferred Shares and the Preferred Units, the offer, sale and delivery of the Preferred Shares or the Preferred Units by Buyers to AAPT Seller and CAP Sellers, respectively, in the manner contemplated by this Agreement will be exempt from the registration requirements of Section 5 of the Securities Act.

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

     5.6 No Litigation. (a) There is no injunction, writ, preliminary restraining order or other order in effect or, to the knowledge of Buyers, threatened, of any nature issued by a court or other Governmental Authority of competent jurisdiction directing that the transactions provided for herein and in the other Transaction Documents to which either Buyer is a party not be consummated as provided herein; and (b) there is no action or proceeding pending or, to the knowledge of Buyers, threatened, before a court or other Governmental Authority to restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement or any of the other Transaction Documents (or seeking substantial damages from Buyers or any of their Affiliates as a result thereof), nor has any governmental or quasi-governmental agency or regulatory body notified Buyers that the consummation of the transactions contemplated hereby or by the other Transaction Documents would constitute a violation of the laws of the United States or the laws of the jurisdiction to which such court or governmental or quasi-governmental agency or regulatory body is subject or that it intends to commence proceedings to restrain the consummation of such transactions, to force divestiture if the same are consummated, or to modify the terms or results of such transactions.

     5.7 No Brokers. Except as set forth on Schedule 5.7, neither Buyer nor any of their officers, trustees, employees, shareholders, partners or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Sellers or any of Sellers' Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     5.8 Investment Intention of Buyers. Each Buyer (a) is acquiring the Acquired Equity Interests pursuant to Article 2 of this Agreement solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act, (b) has had the opportunity to ask questions of the officers and directors of, and has had access to information concerning Sellers, the Acquired Entity, the Acquired Subsidiaries, and their Operations, (c) is an "accredited investor" as defined in Rule 501(a) under the Securities Act, (d) has such knowledge, sophistication and experience in business and financial matters so as to be capable of independently evaluating the merits and risks of the investment and the consummation of the transactions contemplated hereby, (e) has so evaluated the merits and risks of such investment and the consummation of the transactions contemplated hereby, (f) is able to bear the economic risk of such investment and (g) is able to afford complete loss of such investment. Neither Buyer will, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of all or any part of such Acquired Equity Interests (or solicit any offers to buy, purchase, or otherwise acquire such Acquired Equity Interests), except in compliance with the Securities Act, it being acknowledged that immediately after the Closing, Buyer Parent shall transfer the AAPT Equity Interests acquired by it to Buyer OP.

     5.9 Financing. Buyers have received commitment letters dated July 30, 1998 from NationsBank, N.A. and NationsBanc Mortgage Capital Corp. pursuant to which such lenders have committed to provide Buyers with funds to enable Buyers to purchase the Acquired Equity Interests and the Contributed Assets and pay the AAPT Purchase Price and the CAP Consideration to Sellers.

     5.10 Purchase Price Not Assets of Employee Benefit Plan. No portion of the AAPT Purchase Price constitutes assets of an employee benefit plan which would result in any portion of the transactions contemplated hereby constituting a "prohibited transaction" within the meaning of ERISA or the Code.

     5.11 [Intentionally Deleted.]

     5.12 [Intentionally Deleted.]

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

     5.13 Net Worth. Each Buyer has a Consolidated Net Worth of at least $25,000,000.

     5.14 Real Estate Investment Trust. Buyer Parent made a valid election to be treated as a "real estate investment trust" for U.S. federal income tax purposes, within the meaning of Section 856(a) of the Code, commencing with its taxable year ended on December 31, 1986, and has at all times so qualified.

     5.15 Financial Statements. The audited combined financial statements for the year ended December 31, 1997 and the unaudited combined financial statements for the three months ended March 31, 1998 (collectively, the "Buyer Financial Statements") have been provided to Sellers and the Buyer Financial Statements fairly present the financial position of Buyers and their Subsidiaries on a consolidated basis as of the respective dates, and the results of operations and changes in financial position and cash flows for the respective periods, indicated therein, in accordance with GAAP applied on a basis consistent with prior accounting periods (except as may be stated in the notes thereto).

     5.16 Liabilities. To the knowledge of Buyers, there are no material liabilities, obligations or commitments of any nature (whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured) relating to their Operations, other than (a) liabilities which are reflected and reserved against in the balance sheet that is a part of the Buyer Financial Statements which have not been paid or discharged since the date thereof, (b) liabilities arising under any Contracts, Permits, and other commitments described in the Buyer Disclosure Schedules (and under those Contracts which are not required to be disclosed on the Buyer Disclosure Schedules), (c) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice (including, without limitation, liabilities related to acquisitions) and (d) liabilities, obligations or commitments disclosed by Buyer Parent prior to the date of this Agreement in filings with the SEC.

     5.17 No Material Misrepresentations or Omission. Buyer Parent's filings with the SEC on Form 10-K under the Exchange Act for the fiscal year ended December 31, 1997 and on Form 10-Q under the Exchange Act for the fiscal quarter ended March 31, 1998, as of the date such filings were made, do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     5.18 Resolutions. The Board of Trustees of Buyer Parent has adopted resolutions to exempt Sellers from (i) the ownership limitations set forth in Buyer Parent's Declaration of Trust and (ii) the "business combination" statute of the Maryland General Corporation Law.


                                    ARTICLE 6
                         COVENANTS OF BUYERS AND SELLERS

          Buyers and Sellers covenant and agree with each other that from the date hereof through the Closing:

     6.1  Maintenance of Operations Prior to Closing.

          (a) Sellers shall carry on their Operations in Sellers' ordinary course, consistent with past practice (subject to the provisions of Section 6.3 hereof). Without limiting the generality of the foregoing, Sellers through the Closing Date will (i) maintain the material assets to be transferred pursuant hereto in their current state of repair, substantially in conformity with Sellers' maintenance practices prevailing on the date

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

hereof, excepting normal wear and tear (subject to Sections 2.4 and 6.1(d));
(ii) use reasonable efforts to preserve its current material business relationships with customers, suppliers, distributors and others having material business dealings with their Operations; (iii) use reasonable efforts to collect accounts receivable; and (iv) pay accounts payable in the ordinary course of business.

          (b) Prior to the Closing, without the prior written consent of Buyers (such consent deemed to have been given if Buyers fail to respond in writing within five (5) Business Days of their receipt of Sellers' request for consent hereunder and, with respect to Section 6.1(b)(vi), after August 29, 1998, such consent not to be withheld if such action is consistent (i) with Buyers' past leasing practices and (ii) Sellers' fiduciary duty to preserve the value of its assets), Sellers shall not with respect to their Operations:

              (i) except as set forth in Section 9.7(c) below, amend or enter into any employment or severance Contract, Plan or arrangement with any former, current or future employee of their Operations which following the Closing would become an obligation of Buyer;

              (ii) dispose of any material assets to be transferred pursuant hereto (other than dividends of cash or accounts receivable to Sellers or Affiliates of Sellers to the extent provided in Section 2.3(f) and other than in connection with the exercise of Purchase\Put Options, the Asset Sale Proceeds resulting therefrom to be (A) retained by the Acquired Entity or any Acquired Subsidiary or (B) included in the Contributed Assets);

              (iii) encumber (other than Permitted Encumbrances) any material asset to be transferred pursuant hereto (other than pursuant to refinancings as permitted by (v) below);

              (iv) alter from Sellers' accounting methods, principles or practices prevailing on the date of this Agreement, any accounting methods, principles or practices that would affect the Financial Statements;

              (v) enter into, modify, extend or amend or take any action with respect to the Transferred Indebtedness other than as set forth on Schedule 6.1(b)(v) (it being understood that Buyers and Sellers shall cooperate in approving the terms of the Transferred Indebtedness to be refinanced as set forth on Schedule 6.1(b)(v));

              (vi)  enter into or amend any Tenant Lease; or

              (vii) enter into any Contract with respect to any of the foregoing.

          (c) Buyers agree to review any action that requires Buyers' consent under this Section 6.1 as promptly as practicable following receipt of written notice from Sellers.

          (d) Prior to Closing without the prior written consent of Buyers, Sellers shall not, with respect to their respective Operations, make any expenditures with respect to Leasing Costs and Cap/Ex Requirements other than expenditures that Sellers, the Acquired Entity or the Acquired Subsidiaries are required to make under contractual obligations of Sellers, the Acquired Entity or the Acquired Subsidiaries and other than ordinary course repair items which are reimbursable charges from tenants (it being understood that Schedule 2.4(g)(i) shall specify (such specification to be agreed upon within 10 days after the date hereof) which Leasing Costs and Cap/Ex Requirements that Buyers have provided their consent prior to fund such

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


expenditures). Sellers shall provide Buyers with at least 48 hours notice for any such expenditures made pursuant to contractual obligations as to which Buyers have not provided their consent (unless emergency circumstances prevent such advance notice, in which case notice shall be provided as soon as practicable thereafter).

          (e) Prior to the Closing, the Acquired Entity or the Acquired Subsidiaries as appropriate shall cause to be filed sales and use tax returns required to be filed by it (including returns specified on Schedule 4.17).

     6.2  Investigation by Buyers.

          (a) Except with respect to Privileged Materials, Sellers shall allow Buyers, their counsel, accountants and other Representatives, during regular business hours (and subject at all times to the confidentiality obligations set forth in the Confidentiality Agreement), to make such inspection of the assets to be transferred pursuant hereto and the Facilities and to inspect and make copies of Contracts, Books and Records and all other documents and information reasonably requested by Buyers and related to the Transferring Parties' Operations.

          (b) Subject to the limitations contained in paragraph (a) above, Buyers may enter upon any of the Real Property from time to time prior to the Closing Date, accompanied by an agent of Sellers who shall make themselves reasonably available, for purposes of conducting such inspections, investigations and/or studies as Buyers deem reasonably necessary, including, without limitation, financial reviews, physical inspections and lease reviews. In the event, after the date hereof, Buyers receive new information relating to any material environmental hazards that may exist on any Real Property (which information is not set forth in any environmental reports delivered to Buyers by Sellers prior to the date hereof), Buyers may also perform environmental reviews and testing (any such environmental reviews and testing to be performed in a manner consistent with good engineering practices and only by licensed engineers reasonably acceptable to Sellers) ("Additional Environmental Testing"), which activities include test borings and soil and water samplings, upon receipt of Sellers' written consent (a "Sellers Environmental Consent"). Buyers may also perform Additional Environmental Testing on the Real Property identified on
Schedule 6.2(b)(v). Any Additional Environmental Testing shall be completed on or prior to the date that is thirty days after the date hereof. In the event Sellers fail to provide a Sellers Environmental Consent to Buyers within five
(5) Business Days of the written request therefor by Buyers, Buyers may elect to remove the assets to which such written request relates from the assets to be transferred pursuant to this Agreement (such removed assets, the "Environmental Carved-Out Assets") and the AAPT Purchase Price or the CAP Consideration, as applicable, shall be adjusted in accordance with Section 2.1(b) or 2.2(b), as applicable (such purchase price to be mutually agreed upon by the parties, or if no such agreement is reached, by a reputable third party appraiser to be selected in good faith by the parties).

          (c) Buyers' access to the Real Property shall be subject to the rights of the tenants of any of the Real Property, who shall not be unreasonably disturbed during any such inspection by Buyers. Buyers shall not engage in any activity in or about the Real Property which directly or indirectly violates the terms of any governmental or quasi-governmental statute, rule, regulation, order or practice. Buyers shall not make any physical changes to any of the Real Property, except for test borings and soil and water samplings in accordance with Section 6.2(b) above. Buyers may contact any governmental or quasi-governmental authorities concerning the Real Property without the prior written approval of Sellers. Sellers shall have the opportunity to observe any and all action taken by Buyers or their representatives, consultants and agents pursuant to this Section 6.2.

          (d) Each Buyer agrees to indemnify, defend and hold harmless Sellers from and against all physical damage to any of the Real Property, Fixtures and Equipment, personal injury and/or any other claims or liability which may occur as a result of Buyers' (or Buyers' representatives, consultants and agents) entry or activities upon any of the Real Property. Each Buyer agrees to keep and hold confidential any and all reports, summaries, studies or results that are the product of its investigations of the Real Property, and not to disclose such reports without Sellers' written consent or unless required to do so by applicable law. The provisions of this Section 6.2(d) shall survive termination of this Agreement.

                  (e) Buyers, or any of Buyers' consultants performing physical tests on the Real Property, shall maintain public liability insurance policies (naming each Seller as additional named insured with respect to any liability occurring on the Real Property of such Seller), with combined single limit coverage of at least $1,000,000, insuring against claims arising as a result of the inspections of Buyers, their representatives, consultants and agents at any of the Real Property. A certificate of insurance evidencing the foregoing coverage shall be delivered to Sellers prior to Buyers' or any of Buyers' representatives, consultants and agents' entry on to any of the Real Property.

          (f) In the event Closing does not occur with respect to one or more parcels of Real Property, Buyers shall promptly return to Sellers any documents obtained from Sellers or Sellers' agents and deliver to Sellers, without charge, copies of all written test results, studies, reports and similar materials obtained by or on behalf of Buyers relating to such Real Property.

     6.3 Consents and Reasonable Efforts. Each of the parties hereto covenants and agrees, upon the terms and subject to the conditions contained herein, to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective the transactions contemplated hereby in accordance with the terms hereof provided that nothing contained herein shall require either party or any of its Affiliates to (A) defend or bring any lawsuit should it determine, in its sole discretion, that it is not in its interests to do so or (B) sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties (other than such disposition pursuant to Article 2 of this Agreement) in connection with this Agreement or any other transactions contemplated hereby.

     6.4 Notification of Certain Matters. Between the date hereof and the Closing Date, each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any material representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect, (ii) any Material Adverse Change and (iii) any failure of any party or, in the case of Sellers, the Acquired Entity, the Acquired Subsidiaries, or Representatives of any such Person to comply with, perform or satisfy any material covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement or any exhibit or schedule hereto; provided that such disclosure shall not be deemed to cure, or to relieve any party of any liability or obligation with respect to, any breach of a representation, warranty, covenant or agreement or to satisfy any condition hereunder.

     6.5 Repayment of Certain Loans. On or prior to the Closing Date, all Repaid Indebtedness will be repaid by Sellers.

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


     6.6 Notification of Potential Breaches of Representations and Warranties. Each of Buyers and Sellers shall use its good faith efforts to notify the other party in writing of its discovery of any matter that would render any of such party's or the other party's representations and warranties contained herein untrue or incorrect in any material respect.

     6.7 Risk of Loss. From the date hereof until the Closing, all risk of loss or damage to, or condemnation of, the assets of the Transferring Parties shall be borne by Buyers. If any portion of such assets is destroyed or damaged by fire or any other cause (other than use, wear or loss in the ordinary course of business) or condemned or taken by any Governmental Authority on or prior to the Closing, Sellers shall give written notice to Buyers as soon as practicable thereafter, but in any event within five calendar days after discovery of such damage or destruction or condemnation or taking and the amount of insurance or condemnation awards, if any, covering such assets (collectively, the "Insurance Proceeds"). All Insurance Proceeds less amounts, if any, used to restore any portion of the Real Property or leased property, as the case may be, shall be transferred or otherwise assigned to Buyers at the Closing. Notwithstanding anything to the contrary in this Section 6.7, in the event the aggregate amount of losses or damages to, or condemnations of, the assets to be transferred pursuant to this Agreement not covered by Insurance Proceeds results individually or in combination with other matters or occurrences in a Material Adverse Effect, Buyers may elect to terminate this Agreement pursuant to Section 10.1(a)(iv).

     6.8 Supplemental Application. Promptly following the execution and delivery of this Agreement, Buyers will file a Supplemental Listing Application with the New York Stock Exchange and use its best efforts to obtain the approval for listing of the common shares of beneficial interest of Buyer Parent that are issuable upon the exchange or redemption of the Preferred Shares and the Preferred Units.

     6.9 Transfer Certificates. Sellers shall deliver all or any transfer certificates required by the applicable governmental authorities in connection with the transfer of the Real Property, or the acquisition of the Acquired Entity or any of the Acquired Subsidiaries.

     6.10 SEC Matters. Buyers shall use its best efforts to ensure that the issuance of the Preferred Units shall be (i) exempt from the registration requirements of the Securities Act and (ii) either exempt from, registered pursuant to, or qualified under any applicable state securities or "blue sky" requirements.

     6.11 REIT Status. Buyers shall take all actions necessary for AAPT to remain qualified as a "real estate investment trust" (within the meaning of Section 856(c) of the Code) for purposes of Sections 856 through 860 of the Code.

     6.12 Labor. Each Transferring Party shall provide to its employees all notices or payments that may be required under WARN and/or similar state or local statue or ordinance relating to loss or transfer of employment, if any, prior to the Closing Date.

     6.13 Remaining Interests. Immediately prior to the Closing, Prometheus shall either (i) acquire all the Remaining Interests or (ii) if requested by Buyers, cause such Remaining Interests to be conveyed directly by the holders of such Remaining Interests to Buyers or their designees (such Remaining Interests in each case to be conveyed free and clear of all Encumbrances).

     6.14 Certain Letter. Sellers agree to provide Ernest T. Brown with a notice substantially in the form of Exhibit L within five Business Days following the date of this Agreement.

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                                    ARTICLE 7
                       CONDITIONS TO SELLERS' OBLIGATIONS

         The obligations of Sellers to sell the Acquired Equity Interests and contribute the Contributed Assets to Buyers on the Closing Date and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions any of which may be waived by Sellers in accordance with Section 10.9:

     7.1 Representations, Warranties and Covenants. All representations and warranties of Buyers contained in this Agreement shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Buyers shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date, except for such breaches of representations, warranties, agreements and covenants which would not result, individually or in the aggregate, in a Material Adverse Change.

     7.2 No Proceedings or Litigation. No Actions by any Governmental Authority or other Person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, any of the transactions contemplated hereby, except for such Actions which would not result, individually or in the aggregate, in a Material Adverse Change. There shall not be an injunction in effect instituted by any Governmental Authority that enjoins the transaction contemplated hereby.

     7.3 Transaction Documents. Buyers shall have executed and delivered to Sellers the Transaction Documents to which Buyers are a party.

     7.4 Consents. The consents set forth on Schedule 7.4 from third parties, Governmental Authorities, and any other entity or Person denoted as consents constituting conditions to Sellers' obligations to close shall have been obtained and be effective; provided that if any of the consents set forth on
Schedule 7.4 which are denoted as Sellers' conditions to closing have not been obtained (a "Sellers Missing Consent"), Buyers may cause Sellers (assuming all other conditions to Sellers' obligations to close have been satisfied) to close
(i) with respect to all assets to be transferred pursuant hereto other than the assets to which such Missing Consent relates (the "Sellers Carved-Out Assets"), provided that Buyers shall remain obligated for the one-year period following the Closing Date to purchase the Sellers Carved-Out Assets for the purchase price allocated to such Sellers Carved-Out Assets (such purchase price to be mutually agreed upon by the parties, or if no such agreement is reached, by a reputable third party appraiser to be selected in good faith by the parties) (and otherwise on the same terms and conditions as set forth herein) as soon as practicable following the date such Sellers Missing Consent is obtained (and the parties agree to amend and modify this Agreement as may be necessary to give effect to the deferred closing with respect to such Sellers Carved-Out Asset) or
(ii) notwithstanding the election by Sellers to cause Buyers to close only with respect to the assets that are not Buyer Carved-Out Assets pursuant to Section 8.3, with respect to all assets that are the subject of this Agreement (other than Environmental Carved-Out Assets) by providing Sellers with indemnification (reasonably acceptable to Sellers) with respect to any liability resulting from closing without receiving such Sellers Missing Consent. For the avoidance of doubt, in the event Buyers elect to close in accordance with this Section 7.4, Sellers shall be required to close in accordance with such election notwithstanding the failure to secure all of the consents set forth on Schedule 7.4.

     7.5 Documents; Certificates. Buyers shall have furnished Sellers with the documents and certificates pursuant to Section 3.2(d)(ii).

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     7.6 Deliver of Certificate to Goldman Sachs. Buyers shall have delivered to
Goldman Sachs Mortgage Company officer's certificates as required under Section 6.1(j)(ii) of each of the Grande Loan Documents.

     7.7 Supplemental Listing Application. Prior to the Closing Date, the common shares of beneficial interest of Buyer Parent issuable upon conversion or redemption of the Preferred Shares and the Preferred Units shall have been approved for listing with the New York Stock Exchange, upon official notice of issuance.

     7.8 Issuance of the Preferred Shares and the Preferred Units. The issuance of the Preferred Shares and the Preferred Units shall be (i) exempt from the registration requirements of the Securities Act and (ii) either exempt from, registered pursuant to, or qualified under, any applicable state securities or "blue sky" requirements.

     7.9 Letter Agreements. Buyers shall have duly executed and delivered to Sellers a copy of each of the 7350 Tilghman Drive Letter and the 8260 Greensboro Drive Letter.


                                    ARTICLE 8
                        CONDITIONS TO BUYERS' OBLIGATIONS

         The obligations of Buyers to purchase the Acquired Equity Interests and the Contributed Assets and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyers in accordance with
Section 10.9:

     8.1 Representations, Warranties and Covenants. All representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Sellers shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Closing Date, except for such breaches of representations, warranties, agreements and covenants which would not result, individually or in the aggregate, in a Material Adverse Change.

     8.2 No Proceedings or Litigation. No Actions by any Governmental Authority or other Person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, any of the transactions contemplated hereby, except for such Actions which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change. There shall not be an injunction in effect instituted by any Governmental Authority that enjoins the transaction contemplated hereby.

     8.3 Consents. The consents set forth on Schedule 8.3(i) from third parties, Governmental Authorities, and any other entity or Person denoted as consents constituting conditions to Buyers' obligations to close shall have been obtained and be effective; provided that if any of the consents set forth on Schedule 8.3(i) which are denoted as Buyers' conditions to closing have not been obtained (a "Buyer Missing Consent"), Sellers may cause Buyers (assuming all other conditions to Sellers' obligations to close have been satisfied) to close (i) with respect to all assets to be transferred pursuant hereto other than the assets to which such Buyer Missing Consent relates (the "Buyer Carved-Out Assets"), provided that Buyers shall remain obligated for the

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

one-year period following the Closing Date to purchase the Buyer Carved-Out Assets for the purchase price allocated to such Buyer Carved-Out Assets (such purchase price to be mutually agreed upon by the parties, or if no such agreement is reached by a reputable third party appraiser to be selected in good faith by the parties) (and otherwise on the same terms and conditions as set forth herein) as soon as practicable following the date such Buyer Missing Consent is obtained (and the parties agree to amend and modify this Agreement as may be necessary to give effect to the deferred closing with respect to the Buyer Carved-Out Asset) or (ii) with respect to all assets that are the subject of this Agreement (other than Environmental Carved-Out Assets) by providing Buyers with indemnification (reasonably acceptable to Buyers) with respect to any liability resulting from closing without receiving such Buyer Missing Consent. For the avoidance of doubt, in the event Sellers elects to close in accordance with this Section 8.3, Buyers shall be required to close in accordance with such election notwithstanding the failure to secure all of the consents set forth on Schedule 8.3(i). The consents set forth on Schedule 8.3(i) shall include (i) certificates from partners in the Partially Owned Partnerships evidencing admission to the Partially Owned Partnerships and such other matters as may be reasonably requested by Buyer, and (ii) a waiver of the purchase option by Capital One in Westmoreland Plaza in a form reasonably acceptable to Buyers to the extent the same is in effect at the Closing Date and not otherwise waived.

     8.4 Material Changes. Since December 31, 1997, there shall have been no Material Adverse Change.

     8.5 Transaction Documents. Sellers shall have executed and delivered to Buyers the Transaction Documents to which any Seller is a party.

     8.6 Documents; Certificates. Sellers shall have furnished Buyers with the documents and certificates pursuant to Section 3.2(d)(i).

     8.7 Indebtedness. Sellers shall have repaid all of the Repaid Indebtedness on or prior to the Closing.

     8.8 Estoppel Certificates. At or prior to the Closing, estoppel certificates shall have been obtained from tenants leasing at least an aggregate of 75% of the aggregate rentable space at all of the Real Property, including those identified on Schedule 8.8(i) (the "Identified Tenants"), and from the ground lessors identified on Schedule 8.8(ii). The estoppel certificates shall be substantially in the form attached hereto as Schedule 8.8(iii) (the "Required Form"); provided, however, that if a tenant or ground lessor refuses to sign an estoppel certificate in the Required Form but signs an estoppel certificate that contains such information as the tenant or ground lessor from whom the applicable request is made is obligated under its lease to execute and deliver, the estoppel certificate shall be deemed to be acceptable, but only if it does not contain any information materially inconsistent with the representations and warranties of Sellers contained herein. In the event Sellers are unable to deliver an acceptable Estoppel Certificate, they may, in lieu thereof, deliver their certificate containing the information set forth on the Required Form in respect of the applicable tenant or ground lessor, which certificate shall serve as Sellers' representation and warranty as to the facts stated therein, which representation and warranty shall survive for a period of one year following the Closing Date.

     8.9 Supplemental Listing Application. Prior to the Closing Date, the common shares of beneficial interest of Buyer Parent issuable upon conversion or redemption of the Preferred Shares and Preferred Units shall have been approved for listing with the New York Stock Exchange, upon official notice of issuance.

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     8.10 Issuance of Preferred Units. The issuance of the Preferred Units shall be (i) exempt from the registration requirements of the Securities Act and (ii) either exempt from, registered pursuant to, or qualified under any applicable state securities or "blue sky" requirements.

     8.11 Management Agreements. All of the interests of Atlantic American Properties Management, Inc. (which hold the Bell Atlantic Management Agreement and the CCM Management Agreement) shall have been transferred to an Affiliate of the Acquired Entity, other than the Acquired Subsidiaries.

     8.12 Outstanding Equity Interests. The Acquired Equity Interests shall be the only Equity Interests on AAPT outstanding on the Closing Date.

     8.13 Letter Agreements. Sellers shall have duly executed and delivered to Buyers a copy of each of the 7350 Tilghman Drive Letter and the 8260 Greensboro Drive Letter.

     8.14 Assumption, Modification and Release Agreement. Sellers shall deliver to Buyers agreements in substantially the forms set forth on Exhibits O-1, O-2, O-3, O-4 and O-5 or in such other form as requested by the applicable lender and acceptable to Buyer, executed by each lender that holds a mortgage on any of the Real Property that will be sold or contributed directly or indirectly at the Closing (including through the acquisition of the Acquired Equity Interests) subject to such mortgage.

     8.15 Representation Letter From Recipients of Preferred Units and Preferred Shares. Each of the Sellers and LF Strategic Realty Investors L.P. that is to receive any Preferred Shares or Preferred Units pursuant to this Agreement shall have executed and delivered to Buyer Parent a letter with form of Exhibit P hereto.

                                    ARTICLE 9
                               ACTIONS BY SELLERS
                          AND BUYERS AFTER THE CLOSING

     9.1 Survival. Other than the representations contained in Sections 4.2, 4.19, 5.2 and 5.4 (which shall survive indefinitely) all representations and warranties set forth in this Agreement shall survive until 5:00 p.m. (New York time) on the day that is the first anniversary of the Closing Date or, if such day is not a Business Day, then the next Business Day; provided, however, all representations and warranties of the Sellers relating to the Construction Property shall survive until 5:00 p.m. (New York time) on the day that is the first anniversary of the closing under the Construction Property Purchase Agreement. Unless expressly stated herein to the contrary, all covenants shall survive indefinitely.

     9.2  Indemnifications.

          (a) (i) From and after the Closing, Buyers shall, jointly and severally, indemnify, save and hold Sellers and each of their Subsidiaries, Affiliates, directors, officers, employees, successors, transferees and assignees (each, a "Seller Indemnified Party"), harmless from and against any and all costs, losses (including, without limitation, diminutions in value), charges, liabilities, obligations, damages (whether actual or consequential), lawsuits, actions, judgments, deficiencies, demands, fees, claims, settlements and expenses (whether arising out of third-party claims or otherwise), including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in the investigation, defense or settlement of any

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of the foregoing and costs of enforcing this indemnity (collectively, "Losses")
incurred in connection with, arising out of, resulting from or relating to
(1) any breach of a representation or warranty of Buyers contained in Article 5 of this Agreement so long as the claim therefor is asserted prior to expiration of the survival period set forth in Section 9.1, (2) any breach by Buyers of any of their agreements contained herein, (3) any Assumed Liability or any liability of the Acquired Entity and the Acquired Subsidiaries, (4) all liabilities of AAPT and its Subsidiaries under the Bell Atlantic Purchase Agreement (except to the extent provided in Section 2.11(b)) and (5) all liabilities under the RF Purchase Agreement with respect to the Contributed Assets relating to the period from and after the Closing Date (each, a "Seller Indemnified Claim"). The rights to indemnification under Section 9.2(a) relating to a breach of Article 11 hereof shall be subject to the provisions of Section 11.5 below.

              (ii) Promptly after receipt by any party hereto of notice of commencement of any Action, or the assertion by any third party of any Seller Indemnified Claim, with respect to which any Seller Indemnified Party is entitled to indemnification under this Section 9.2(a), such party shall use its best efforts to notify each other party hereto in writing of the commencement of such Action or the assertion of such Seller Indemnified Claim, but the failure to notify the indemnifying party shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent the indemnifying party is actually prejudiced by such failure to notify. In case any such Action is brought or any such Seller Indemnified Claim is asserted, Buyers shall be entitled, but shall not be required, to participate (at its own expense) in the defense thereof or Buyers, at their option, may elect to take charge of and control the defense of any such Action or Seller Indemnified Claim, provided that Buyers shall agree to pursue the defense of such Action or Seller Indemnified Claim in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued. If Buyers elect to assume the defense of any Action or Seller Indemnified Claim, then such Seller Indemnified Party shall be entitled to participate (at its own expense) in said defense.

              (iii) From and after the Closing, (A) AAPT Seller shall indemnify, save and hold Buyers and each of their Subsidiaries, Affiliates, trustees, officers, employees, successors, transferees and assignees (each, a "Buyer Indemnified Party"), harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or relating to (1) any breach of a representation or warranty of AAPT Seller contained in Article 4 of this Agreement so long as the claim therefor is asserted prior to expiration of the survival period set forth in Section 9.1, (2) any breach by AAPT Seller of any of its agreements contained herein, (3) any liability referred to in Section 2.11(b) hereof and (4) any compensation or payments or benefits (including severance payments and obligations under the Savings Plan, exclusive of the benefit payments thereunder and customary administrative costs incurred to terminate the Savings Plan) to or on behalf of any person employed by the Acquired Entity or any of the Acquired Subsidiaries on or prior to the Closing Date with respect to periods of employment occurring on or prior to the Closing Date (each an "AAPT Indemnified Claim") and (B) each CAP Seller, jointly and severally, shall indemnify and hold each Buyer Indemnified Party harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or relating to (1) any breach of a representation or warranty by any CAP Seller contained in Article 4 of this Agreement so long as the claim therefor is asserted prior to expiration of the survival period set forth in
Section 9.1, (2) any breach by any CAP Seller of any of their agreements contained herein, (3) any Excluded Liabilities related to CAP Sellers and (4) any compensation or payments or benefits (including severance payments and obligations) to or on behalf of any person employed by any CAP Seller on or prior to the Closing Date with respect to periods of employment occurring on or prior to the Closing Date (each, a "CAP Indemnified Claim" and, together with the AAPT Indemnified Claims, the "Buyer Indemnified Claims").

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

              (iv) Promptly after receipt by any party hereto of notice of commencement of any Action, or the assertion by any third party of any Buyer Indemnified Claim, with respect to which any Buyer Indemnified Party is entitled to indemnification under this Section 9.2(a)(ii), such party shall use its best efforts to notify each other party hereto in writing of the commencement of such Action or the assertion of such Buyer Indemnified Claim, but the failure to notify the indemnifying party shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent the indemnifying party is actually prejudiced by such failure to notify. In case any such Action is brought or any such Buyer Indemnified Claim is asserted, Sellers shall be entitled, but shall not be required, to participate (at their own expense) in the defense thereof or Sellers, at their option, may elect to take charge of and control the defense of any such Action or Buyer Indemnified Claim, provided that Sellers shall agree to pursue the defense of such Action or Buyer Indemnified Claim in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued. If Sellers elect to assume the defense of any Action or Buyer Indemnified Claim, then such Buyer Indemnified Party shall be entitled to participate (at its own expense) in said defense.

          (b) Settlement of Claims. Sellers and Buyers shall not be liable for any settlement of any action or proceeding effected without its written consent, but if settled with its written consent (which consent shall not be unreasonably withheld or delayed), the indemnifying party agrees to indemnify and hold all parties indemnified under this Agreement harmless from and against any and all Losses by reason of such settlement in accordance with this Section 9.2(b).

          (c) Restriction on Indemnification. In no event shall Buyers be liable to any Seller Indemnified Party for damages pursuant to Section 9.2(a)(i)(1) until the aggregate amount of damages pursuant to such Section for which the Buyers is obligated to provide indemnity exceeds $1,000,000 (the "Buyer Indemnity Deductible"), after which Buyers shall have liability for the amount of such resulting Losses in excess of $1,000,000, but in no event shall Buyers' liability under Section 9.2(a)(i)(1) exceed an aggregate amount of $10,000,000, not including the amount of the Buyer Indemnity Deductible (the "Buyer Indemnity Cap") (other than with respect to a breach of the representations contained in Sections 5.2 and 5.4 as to which to the Buyer Indemnity Deductible and the Buyer Indemnity Cap shall not apply). In no event shall Sellers be liable to any Buyer Indemnified Party for damages pursuant to Sections 9.2(a)(iii)(A)(1) or 9.2(a)(iii)(B)(1) until the aggregate amount of damages pursuant to such Sections for which Sellers (taken collectively) are obligated to provide indemnity exceeds $1,000,000 (the "Sellers Indemnity Deductible), after which AAPT Seller, for itself, or the CAP Sellers, for themselves, jointly and severally, shall have liability for the amount of such resulting Losses in excess of $1,000,000, but in no event shall Sellers' liability under Sections 9.2(a)(iii)(A)(1) or 9.2(a)(iii)(B)(1) exceed an aggregate amount of $10,000,000, not including the amount of the Sellers Indemnity Deductible (the "Sellers' Indemnity Cap") (other than with respect to a breach of the representations contained in Sections 4.2 and 4.19 as to which to the Seller Indemnity Deductible of the Seller Indemnity Cap shall not apply). For the avoidance of doubt, the Buyer Indemnity Deductible and the Sellers Indemnity Deductible and Buyer Indemnity Cap and Seller Indemnity Cap set forth in this
Section 9.2(c) shall not affect Buyers' or Sellers' payment obligations in connection with Article 2 (other than as provided in Sections 2.4(g)(ii)), Sections 9.2(a)(i)(2)-(5), 9.2(a)(iii)(A)(2)-(4) or 9.2(a)(iii)(B)(2)-(4), or
Article 11, as applicable.

          (d) Notification of Breaches. No party to this Agreement shall be entitled to any indemnification with respect to any breach or inaccuracy of any representation, warranty or covenant under this Agreement if such party has actual knowledge (with no duty of inquiry) prior to the date hereof of such breach or inaccuracy of the applicable representation, warranty or covenant. In addition to the foregoing,

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Buyers hereby release CAP Sellers from any and all statutory or common law contribution rights or obligations, or other similar claims for contribution, under any Environmental Laws.

          (e) Survival of Indemnification. Each of the parties hereto agrees that the indemnifications provided for pursuant to this Section 9.2 shall survive the Closing.

          (f) Characterization of Indemnity Payments. The parties to this Agreement hereby acknowledge that all amounts paid and received pursuant to this
Section 9.2 are adjustments to the AAPT Purchase Price and the CAP Consideration, as applicable.

          (g) Maintenance of Net Worth. AAPT Seller agrees to maintain, during the period beginning on the Closing Date until the first anniversary of the Closing Date, a net worth of at least $10,000,000 less the amount of any amounts paid to Buyers pursuant to its obligations under Section 9.2(a)(iii). CAP Sellers agree to maintain, during the period beginning on the Closing Date until
(i) if the Construction Property Option is exercised, the first anniversary of the sale of the Construction Property by Sellers to Buyer (or an appointee thereof) (or if Buyer breaches its obligations under the construction Property Purchase Agreement, the date such agreement is terminated by Sellers in accordance with its terms) or (ii) if the Construction Property Option is not exercised, the later of (x) the first anniversary of the Closing Date or (y) the expiration of the Construction Property Option, a collective net worth of at least $10,000,000 less the amount of any amounts paid to Buyers pursuant to its obligations under Section 9.2(a)(iii). Notwithstanding the foregoing, the obligation to maintain the net worth of the AAPT Sellers and the CAP Sellers shall be extended in the event any claim is filed prior to the applicable one year periods referred to in this Section until the final disposition of such claim; provided that, to the extent the claim is less than $10.0 million, the obligation to maintain the net worth shall be limited to the amount of the claim plus twenty percent.


     9.3 Further Assurances. Each of Buyers and Sellers shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, satisfying the closing conditions in Articles 7 and 8 hereto); provided that nothing contained herein shall require either party or any of its Affiliates to (A) defend or bring any lawsuit should it determine, in its sole discretion, that it is not in its interests to do so or (B) sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement or any other transactions contemplated hereby. Following the Closing, each party agrees to execute such documents, instruments or conveyances and take such actions as may be reasonably requested by the other party and otherwise cooperate in a reasonable manner with such other party, its Affiliates and their respective Representatives in connection with any action that may be necessary or advisable to carry out the provisions hereof or transactions contemplated hereby.

     9.4  Tax Cooperation and Realty Transfer Taxes.

          (a) Mutual Assistance Regarding Taxes. Sellers, on the one hand, and Buyers, on the other, agree to provide each other such assistance (including access to Books and Records) as may be reasonably required by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding related to any liability for Taxes (including any refunds of Taxes) and each will provide the other with any records or information relevant to such Tax Return, audit or examination, proceeding or determination as are in its possession or subject to its control. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant hereto. All

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information provided pursuant to this Section 9.4(a) shall be held in confidence, and not be disclosed to others for any reason whatsoever, except to the extent such disclosure is required in order to effect the intent of this
Section 9.4(a) or such disclosure is required by law. For a period of seven years from the Closing Date, neither Buyers nor Sellers shall destroy any records related to the their Operations necessary for Tax Return preparation or support in audits or other tax proceedings for any period up to and including the Closing Date without the prior written consent of the other. Each of Buyers and Sellers agree that AAPT shall make a valid election to be treated as a "real estate investment trust" for U.S. federal income tax purposes within the meaning of Section 856(a) of the Code, commencing with its taxable year ended on December 31, 1997, and will take all actions reasonably necessary to cause such election to be made.

          (b) Realty Transfer Taxes. Buyers shall pay 100% of any realty transfer Taxes payable in connection with the consummation of the transactions contemplated hereby (except as provided in the 7350 Tilghman Drive Letter).

     9.5 Maintenance of Books and Records. Each of Sellers and Buyers shall preserve, until the seventh anniversary of the Closing Date, all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of their Operations prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the Personnel of such party and
(b) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Transferring Parties' Operations prior to the Closing Date, and the other party and its Representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and, provided further, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors, trustees and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally or becomes generally known to competitors of such party through sources other than the requesting party or its Affiliates, Personnel or Representatives. The party requesting access to any such books and records, information or Personnel shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing access to such books and records, information and Personnel. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed, and the records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party (which party shall be responsible for the costs of delivery).

     9.6 Payment Received. Sellers and Buyers each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including, without limitation, any insurance proceeds, and will account to the other for all such receipts.

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     9.7  Employee Matters.

          (a) Employment. Buyers shall have no obligation to offer employment to any employee of Sellers or any Transferring Party. If a Buyer elects to make an offer of employment to any such employee, such offer may but need not be (1) for the same position as held by the employee with Sellers or a Transferring Party immediately prior to the Closing and/or (2) at the same compensation rate as paid by the Sellers or a Transferring Party to such employee immediately prior to the Closing. All such offers of employment and the actual employment of any such employee shall be subject to Buyers' right, in their sole discretion, to establish and modify from time to time the terms and conditions of such employment and to terminate any such employee at any time. Except as Buyers may expressly provide, all such employees shall be treated as new, at-will employees of Buyers from their date of employment.

          (b) Group Health Continuation. Buyers agree that they will and will cause the Acquired Entity and Acquired Subsidiaries to comply with COBRA after the Closing Date with respect to all Qualified Beneficiaries (as that term is used in COBRA) who experience a Qualifying Event (as that term is used in COBRA) in connection with this transaction or who are Qualified Beneficiaries as of the Closing Date.

          (c) Termination of 401(k) Plan. No later than effective on the Closing Date, Sellers shall terminate the Atlantic American Property Management Inc. Savings Plan (the "Savings Plan") provided that Buyer will perform such administrative functions as required in connection with such termination.

     9.8 Insurance. From and after the Closing Date, Sellers shall indemnify, save and hold Buyers harmless from and against any and all Losses arising from Insured Events to the extent of proceeds actually received by any Seller from insurance carriers on account of such Losses, and Sellers shall exercise commercially reasonable efforts to collect such proceeds. "Insured Events" shall mean incidents occurring prior to the Closing Date which result in Losses covered by director and officer, property or liability policies carried by any Seller or by any parent corporation of any Seller for the benefit of such Seller. Buyers hereby agree to reimburse Sellers for all documented, actual out-of-pocket costs associated with such indemnification in a manner reasonably satisfactory to Sellers and to cooperate with Sellers and the insurance carriers in pursuing the claim.

     9.9 Waiver of Liability. None of Buyers' or Sellers' Representatives have made, will make or be deemed to have made, in this Agreement or in any Transaction Document, any representation, warranty, promise, covenant or statement of any nature hereunder or with respect to the transactions contemplated hereby.

     9.10 LF Strategic Realty Investors L.P. Guarantee. LF Strategic Realty Investors L.P. hereby unconditionally guarantees to each Buyer that Sellers shall perform their obligations under Section 9.2(g) of this Agreement in accordance with their terms.


                                   ARTICLE 10
                                  MISCELLANEOUS


     10.1 Termination.

          (a) Termination. This Agreement may be terminated at any time prior to
Closing:

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              (i)    By unanimous written consent of Buyers and Sellers;

              (ii) By Buyers if the Closing shall not have occurred on or before Buyer Termination Date because of the failure of any of the conditions set forth in Article 8 to be satisfied (for reasons other than Buyers' failure to comply with its obligations hereunder);

              (iii) By Sellers if the Closing shall not have occurred on or before Seller Termination Date because of the failure of any of the conditions set forth in Article 7 to be satisfied (for reasons other than Sellers' failure to comply with their obligations hereunder); or

              (iv)   By Buyers in accordance with the last sentence of Section
6.7.

          (b) In the Event of Termination. In the event of termination of this
Agreement:

              (i) Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

              (ii) Subject to Section 10.13 below, the confidentiality provisions set forth in the Confidentiality Agreement and incorporated pursuant to Section 10.2 shall survive and remain in full force and effect, and none of the information described therein received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party except as permitted therein; and

              (iii) In the event that this Agreement shall be terminated pursuant to Section 10.1(a) hereof, all obligations of the parties hereto under this Agreement shall terminate, and there shall be no liability of any party hereto to any other party with each party hereto bearing its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, except as follows: (A) in the event this Agreement is terminated by Buyers pursuant to Section 10.1(a)(ii) and all of the closing conditions set forth in Article 7 have been satisfied (other than the conditions relating to the actual delivery of documents by Buyers at the Closing), Buyers shall have the right (1) to receive the return of the Escrow Deposit (including accrued interest thereon) and (2) in the case of the failure of the transactions contemplated by this Agreement to close due to a breach of a representation, warranty, covenant or agreement by Sellers, to receive (a) the reasonable fees paid by Buyers to update the existing surveys and (b) Buyers' actual, documented out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (the fees, costs and expenses set forth in (a) and (b) not to exceed $25,000 per Real Property) and
(B) in the event this Agreement is terminated pursuant to Section 10.1(a)(iii) and all of the closing conditions set forth in Article 8 have been satisfied (other than the conditions relating to the actual delivery of documents by Sellers at the Closing), Sellers shall be entitled to the Escrow Deposit (including accrued interest). In the event this Agreement terminates for any other reason, the Escrow Deposit (including all accrued interest) shall be returned to Buyer. The parties agree that the payment of the Escrow Deposit to Sellers will constitute liquidated damages and shall be in lieu of any other relief to which Sellers might otherwise be entitled for Buyers' failure to consummate this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to the terms hereof shall, to the extent practicable, be withdrawn from the agency or other Persons to which they were made. Notwithstanding anything to the contrary in this Section 10.1(b)(iii), in the event the Buyer Termination Date has occurred and all of the closing conditions set forth in Article 7 have been satisfied (it being understood that the conditions set forth in Section 7.4 shall also be deemed satisfied for the purposes of this sentence if Buyer exercises its

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rights pursuant to the proviso contained in the first sentence thereof), Buyers may seek specific performance of Sellers' obligations to convey the Real Property and other assets in accordance with this Agreement in lieu of exercising its rights under Section 10.1(b)(iii)(A).

     10.2 Confidentiality. Subject to Section 10.13 below, the covenants, terms and conditions of the Confidentiality Agreement are incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such terms and the obligations of Buyers under this Section 10.2 shall terminate; provided, however, that such terms and obligations shall terminate only in respect of that confidential information relating primarily to the Transferring Parties' Operations. From and after the date hereof, Sellers shall use reasonable care not to disclose, submit or file with any third party, confidential information relating to the Transferring Parties' Operations, except where disclosure may be required by law or as may be necessary for Sellers to enforce its rights or fulfill its obligations under this Agreement or to Tenants prior to Closing in the ordinary course of business consistent with past practice, and Buyers shall use reasonable care not to disclose, submit or file with any third party, confidential information relating to Sellers (other than with respect to the Transferring Parties' Operations), except where disclosure may be required by law or as may be necessary for Buyers to enforce their rights or fulfill their obligations under this Agreement. In accordance with Section 10.1(b)(ii), the confidentiality obligations incorporated herein shall survive any termination of this Agreement.

     10.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of all other parties to this Agreement (provided that Buyers may assign or transfer, in whole or in part, their rights hereunder to an Affiliate of Buyers without the prior consent of all the parties hereto if Buyers remain bound by the terms and conditions of this Agreement). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective Representatives, heirs, legatees, successors and permitted assigns, and no other Person shall have any right, benefit or obligation hereunder.

     10.4 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; the earlier of (a) the next Business Day, or (b) four hours after it is transmitted provided the expiration of such fourth hour occurs before 5:00 p.m. Eastern standard time if transmitted by telecopy, electronic or digital transmission method with telephonic or electronic confirmation of receipt; the Business Day after if sent for next Business Day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt or refusal of delivery, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to Sellers, addressed to:

                 Atlantic American Properties Trust.
                 c/o Lazard Freres Real Estate Investors, L.L.C.
                 30 Rockefeller Plaza, 63rd Floor
                 New York, NY 10020
                 Telecopy No.: (212) 332-5980
                 Attention: Murry N. Gunty

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

           With a required copy to:

                 Latham & Watkins
                 885 Third Avenue
                 Suite 1000
                 New York, NY 10022
                 Telecopy No.: (212) 751-4864
                 Attention: R. Ronald Hopkinson and James I. Hisiger

          If to Buyer Parent or Buyer OP:

                 Brandywine Realty Trust
                 Newtown Square Corporate Campus
                 16 Campus Boulevard
                 Suite 150
                 Newtown Square, PA  19073
                 Telecopy No.: (610) 325-5682
                 Attention: Gerard H. Sweeney, President and Chief Executive
                            Officer

          With required copies to:

                 Brandywine Realty Trust
                 Newtown Square Corporate Campus
                 16 Campus Boulevard
                 Suite 150
                 Newtown Square, PA  19073
                 Telecopy No.: (610) 325-4628
                 Attention: Brad A. Molotsky, General Counsel

          and

                 Pepper Hamilton LLP
                 3000 Two Logan Square
                 Eighteenth and Arch Streets
                 Philadelphia, PA  19103-2799
                 Telecopy No.: (215) 981-4750
                 Attention: Michael H. Friedman

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     10.5 [Intentionally Deleted]

     10.6 [Intentionally Deleted]

     10.7 Indemnification. Sellers agree to (a) assign, at the Closing, all indemnification rights under the Bell Atlantic Purchase Agreement and the RF Purchase Agreement against the sellers thereunder related to the assets and liabilities transferred to Buyers and (b) take all actions reasonably necessary for Buyers to

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


realize any benefits from such assignment, provided that Buyers shall reimburse Sellers for any reasonable actual out-of-pocket costs incurred by Sellers in connection with its obligations under this Section 10.7.

     10.8 Choice of Law; Waiver of Trial by Jury. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York (without reference to its choice of law provisions) except to the extent of real estate conveyancing issues, in which case such issues shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the state in which the applicable property is located. Each party irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to each party at its address specified in Section 10.4. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the United States District Courts for the Southern District of New York and for the Eastern District of Pennsylvania (or, if subject matter jurisdiction in that court is not available, in any state court located within the City of New York or the City of Philadelphia) over any dispute arising out of or relating to this Agreement or any agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. The parties hereto waive the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement.

     10.9 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties (except to the extent specifically provided for herein). No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 Invalidity. If any provision of this Agreement shall for any reason be held invalid or unenforceable, the invalidity or unenforceability of any such provision shall in no way affect the validity or enforceability of any other provision of this Agreement, provided, however, if the invalidity or unenforceability of any provision shall materially deprive either party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to restructure this Agreement in a manner whereby the economic effect is as nearly as possible the same as the economic effect of this Agreement prior to such invalidity or unenforceability.

     10.12 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.13 Publicity. The parties agree that upon the execution and delivery of this Agreement, Buyer, Buyer OP, and Sellers or an Affiliate thereof, shall issue a joint press release in substantially the form of

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

Exhibit Q attached hereto. Except as provided in the preceding sentence, no party shall issue any press release or make any public statement regarding the transactions contemplated hereby prior to Closing, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release promptly after Closing; provided that nothing herein shall restrict any party from making any disclosure which it or its counsel reasonably deems necessary in order to fulfill such party's disclosure obligations imposed by law. At any time after the date hereof, Buyers may file a copy of this Agreement, and any and all Exhibits hereto, as an exhibit to any filings it may make with the SEC and may disclose information relating to the transactions contemplated by this Agreement in any filing it may make with the SEC and in any prospectus it may prepare in connection with the offering of securities.

     10.14 Fees and Expenses. Subject to the provisions of Section 10.1(b)(iii), the parties shall be responsible for the following fees and expenses: (a) Sellers shall pay all of the fees, costs and expenses incurred by Sellers incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (b) Buyers shall pay all of the fees, costs and expenses incurred by Buyers incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and Buyers shall pay all fees, costs and expenses referred to in the letter, dated as of July 23, 1998, from Gerard H. Sweeney to Murry N. Gunty regarding the cost of the AAPT\CAP audit ("SEC 3-14 Audit"); (c) realty transfer Taxes shall be paid as provided in Section 9.4; and (d) Buyers shall pay 100% of the title commitment fees (other than the 20% non-imputation fee, which shall be split equally between Buyers and Sellers (the amount to be paid by Sellers in connection with the non-imputation fee not to exceed $100,000)), surveys for the Real Property, environmental reports, engineering reports and all other due diligence by Buyers in connection with the consummation of the transactions contemplated hereby. Buyers shall be entitled to a dollar for dollar credit to the AAPT Purchase Price to the extent AAPT or any of the Acquired Subsidiaries are responsible for any such fees or costs which pursuant to this Agreement are the responsibility of Sellers.

     10.15 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights) remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

     10.16 Knowledge. Whenever a statement herein is qualified by "to the knowledge," or a similar phrase, it shall mean the actual knowledge of Seller Personnel or Buyer Personnel, as applicable. The term "Seller Personnel" shall mean each of Murry N. Gunty, Jim Still, Carol Chiodo and Brent Sinnett. The term "Buyer Personnel" shall mean Anthony Nichols, Sr., Gerard H. Sweeney, Mark S. Kripke and Brad A. Molotsky.

     10.17 Reservation of Claims. Notwithstanding anything to the contrary set forth in this Agreement or any Transaction Document, the assets acquired pursuant hereto shall not include, and Sellers specifically reserve for their and their Affiliates' benefit, which pursuant to this Agreement are the responsibility of Sellers and all claims that may now exist or hereafter arise, whether known or unknown, against any officer, director, employee, insider, accountant, attorney, underwriters or other person employed or engaged by Sellers, or any other Person, who has caused or may have caused a loss to Sellers or any Seller Affiliate to the extent such loss does not constitute a loss with respect to an asset acquired pursuant hereto following the date hereof.

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     10.18 Limitation of Liability.

           (a) No recourse shall be had for any obligation of Buyer Parent or Buyer OP under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, partner, officer or employee of Buyer Parent or Buyer OP (other than against Buyer Parent in its capacity as a shareholder of Buyer OP), whether by virtue of any statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Sellers and any other party claiming by, through or under the Sellers.

           (b) No recourse shall be had for any obligation of Sellers under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, director, shareholder, partner, officer or employee of Sellers, whether by virtue of any statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Buyers and any other party claiming by, through or under Buyers.

     10.19 SEC Reporting Requirements. For the period of time commencing on the date hereof and continuing through the first anniversary of the Closing Date hereunder, the Sellers shall, from time to time, upon reasonable advance written notice from Buyer Parent or Buyer OP, provide Buyer OP and Buyer Parent and their representatives with access to all financial and other information, whether or not then in Sellers' possession pertaining to the period from January 1, 1997 through the Closing Date, which information is relevant and reasonably necessary, in the opinion of the outside, third party accountants of Buyer OP and Buyer Parent (the "Accountants"), to enable Buyer OP and Buyer Parent and the Accountants to file financial statements in compliance (at Buyer's cost) with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the SEC; (b) any other rule issued by the SEC and applicable to Buyer OP and Buyer Parent; and
(c) any registration statement, report or disclosure statement filed with the SEC by or on behalf of Buyer OP and Buyer Parent. In connection with the SEC 3-14 Audit, Sellers shall deliver to the Accountants a representation letter (the "Letter") in the form attached hereto as Schedule 10.19, if requested by Buyer. Sellers shall cooperate with Buyers to cause any SEC audit requirements to be completed and delivered to Buyer within a reasonable time period to insure that all SEC filing requirements are met.

     10.20 Like Kind Exchange. In the event Buyers request AAPT Seller to sell directly to Buyer or its designee one or more of the properties owned by an Acquired Subsidiary for a cash price immediately prior to the Closing, AAPT Seller agrees to cooperate with Buyers to facilitate such sale, with a corresponding adjustment to the AAPT Purchase Price, subject in any event to AAPT being satisfied, in its discretion, that implementation of such an arrangement is effected in a manner that does not adversely affect it (including, but not limited to, imposing any additional costs on Seller).

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                                   ARTICLE 11
           DEBT ALLOCATIONS AND CONTRIBUTION GUARANTEES; RESTRICTIONS
                  ON SALE AND REFINANCING OF CONTRIBUTED ASSETS

     11.1 Allocation of Nonrecourse Debt. The parties intend that, immediately following the contribution of the Contributed Assets at the Closing, CAP Sellers shall be allocated, for purposes of determining CAP Sellers' adjusted tax basis in their aggregate interest in Buyer OP, nonrecourse debt of Buyer OP and its Subsidiaries, by operation of Section 752 of the Code and the Treasury Regulations thereunder and the Buyer Partnership Agreement, with respect to each Contributed Asset, other than as a result of the CAP Sellers Contribution Obligation (as defined below), in the amount set forth on Schedule 11.1 attached hereto. The aggregate amount of nonrecourse debt to be so allocated to CAP Sellers, as set forth on Schedule 11.1, is referred to herein as the "Aggregate Allocated Debt." Neither Buyer OP nor CAP Sellers makes any representation or warranty to the other as to whether the IRS will agree with such allocation or, if the IRS does not so agree, whether the IRS would prevail in such contrary position. The parties recognize that the IRS might contend either that a larger amount of the existing nonrecourse debt of Buyer OP must be allocated to CAP Sellers, in which event a lesser amount of the existing nonrecourse debt of Buyer OP would be allocated to the other partners of Buyer OP, or, alternatively, that a larger amount of the existing nonrecourse debt of Buyer OP must be allocated to the other partners of Buyer OP, in which event a lesser amount of the existing nonrecourse debt of Buyer OP would be allocated to CAP Sellers. Buyer OP agrees that its Tax Returns for the tax year in which the contribution of the Contributed Assets occurs shall reflect the allocation to CAP Sellers of an amount of indebtedness not less than $88 million (the "Combined Allocated Debt Amount"). Buyer OP's Tax Returns for each subsequent year ending on or before December 31, 2003 shall continue to reflect the allocation to CAP Sellers of an amount of indebtedness determined on the same basis as that used to compute the indebtedness allocable to CAP Sellers for the year in which the contribution of the Contributed Assets to Buyer OP occurs, except to the extent that such allocations are affected by any material changes that occur after the date hereof in the U.S. federal income tax laws or the relevant facts. Buyer OP (i) shall notify CAP Sellers of the commencement of any administrative proceedings by the IRS with respect to the Tax Returns of Buyer OP or any Subsidiary for such years, (ii) shall permit CAP Sellers to participate in such administrative proceedings or subsequent judicial proceedings to the extent either of such proceedings relate both to CAP Sellers and to matters addressed in this Agreement and (iii) shall not settle any aspect of such proceedings described in clause (ii) that materially affects the U.S. federal or state income tax liability of CAP Sellers without CAP Sellers's consent, which consent shall not be unreasonably withheld.

     11.2 Contribution Obligations With Respect to Debt.

          (a) Prior to October 31, 2000, Buyer OP shall notify CAP Sellers as to the amount of the then existing debt of Buyer OP that would be allocated to CAP Sellers if the Contribution Agreement referred to in Section 11.2(c) below was cancelled. In addition, prior to October 31, 2000, Buyer OP shall provide CAP Sellers with a schedule, which must be satisfactory to CAP Sellers in their sole discretion, identifying specific outstanding indebtedness of Buyer OP and its Subsidiaries that are treated as partnerships or are disregarded for federal income tax purposes (the "Transparent Subsidiaries"), in an aggregate amount equal to at least $10 million. Commencing December 30, 2000, CAP Sellers shall be permitted, at their option, and if CAP Sellers so elect Buyer OP shall be obligated to enter into with respect to all or a portion of such indebtedness (up to a maximum principle amount of $10 million) one or more Contribution Agreements (the "CAP Sellers Contribution Obligation") in substantially the form attached as Exhibit S attached hereto. No partner in Buyer OP or any affiliate of any such partner, other than CAP Sellers, any CAP Sellers Subsidiary or a wholly-owned Transparent Subsidiary of Buyer OP as to which no Partner of Buyer OP has any liability,

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

shall be personally liable for, or bear or incur, directly or indirectly, with respect to that portion of any indebtedness (a "Covered Loan") that is subject to a CAP Sellers Contribution Agreement, whether by guaranty, the pledge of collateral, or otherwise, in a manner that would cause such portion of indebtedness not to be properly allocable to the CAP Sellers under Section 752 of the Code and the Treasury Regulations promulgated thereunder.

          (b) To the extent that, at any time on or after December 30, 2000, but prior to January 2, 2004, (the "Lockout Expiration Date"), Buyer OP or any of its Transparent Subsidiaries refinances any Covered Loan, or principal is repaid on the portion of any Covered Loan with respect to which CAP Sellers have entered into a Contribution Agreement, CAP Sellers shall be entitled to enter into one or more CAP Sellers Contribution Agreements with respect to other debt of Buyer OP or any of its Transparent Subsidiaries, and the portion of debt that is to be guaranteed by CAP Sellers shall meet the conditions described in the last sentence of Section 11.2(a), so that the total amount of all Covered Loans following any such refinancing or principal repayment is equal to $10 million, or such lesser amount as CAP Sellers determine is necessary to avoid recognition of taxable gain pursuant to Section 731 of the Code (the lesser of such amount or $10 million, the "Minimum Coverage Amount"), it being understood and agreed however that in the event that such other debt does not exist, or such other debt is less than the Minimum Coverage Amount or the portion of the Minimum Coverage Amount then being repaid or refinanced, the applicable portion of such debt may not be repaid or such amount must be refinanced by Buyer OP. Any debt for which CAP Sellers enters into a CAP Sellers Contribution Agreement pursuant to this Agreement shall be deemed to be a Covered Loan.

          (c) Prior to the Closing Date, CAP Sellers and Buyer OP shall execute and deliver a Contribution Agreement in substantially the form attached as Exhibit S of the entire amount of the loan (the "Grande B Loan") represented by the Grande B Loan Agreement. Prior to January 2, 2001, Buyer OP shall not, directly or indirectly, or cause or permit any Subsidiary to, modify, refinance, or repay any amount of the Grande B Loan without the prior written consent of CAP Sellers.

     11.3 Restrictions on Sales of Contributed Assets and Certain Refinancings.

          (a) Subject to Section 11.3(c), until the Lockout Expiration Date, Buyer OP shall not, directly or indirectly, or cause or permit any Subsidiary to, sell, exchange or otherwise dispose of any of the Contributed Assets or any indirect interest (including, without limitation, any interest of Buyer OP or any Subsidiary of Buyer OP in any Subsidiary that owns any Contributed Assets, whether by liquidation, merger or otherwise).

          (b) (i) Until the Lockout Expiration Date, Buyer OP shall not, directly or indirectly, or cause or permit any Subsidiary to, modify, refinance or repay any principal amount of any indebtedness that is either (a) secured to any extent by Contributed Assets or otherwise allocable to CAP Sellers by operation of Section 752 of the Code or (b) a Covered Loan, without the prior written consent of CAP Sellers, unless (x) in the case of indebtedness described in clause (a), the aggregate amount of the Partnership's nonrecourse liabilities that would be allocated to CAP Sellers by operation of Section 752 of the Code and the regulations thereunder and the Buyer Partnership Agreement other than as a result of the CAP Sellers Contribution Obligation after giving effect to such repayment or refinancing would equal or exceed $10 million or (y) in the case of indebtedness described in clause (b), Buyer OP complies with the provisions of
Section 11.2(b) provided, however, that any such refinancing that has the effect of accelerating principal repayments would meet the requirements of this Section 11.3(b) if such acceleration were treated as a payment prior to maturity.

              (ii) For the purposes of this Section 11.3(b), any transaction or other event, including, without limitation, any modification of indebtedness, in which any partner of Buyer OP or any affiliate of any such partner other than CAP Sellers or any CAP Sellers Subsidiary would become personally liable for, or would bear or incur, directly or indirectly, the "risk of loss" with respect to any indebtedness that is either secured by a Contributed Asset or is a Covered Loan, whether by guaranty, the pledge of collateral, or otherwise, in a manner that would cause such indebtedness not to be considered a Nonrecourse Liability (as such term is defined in the Buyer Partnership Agreement) shall be considered a refinancing of such indebtedness for purposes of this Section 11.3(b), and Buyer OP shall not permit such action to occur unless, and only if, such deemed refinancing of such indebtedness would not violate Section 11.2(a).

          (c) Section 11.3(a) shall not apply to any transaction involving any Real Property that is transferred to Buyer OP pursuant to the Contribution (which property is referred to as the "Exchanged Property"), if such transaction qualifies as a like-kind exchange under Section 1031 of the Code or an involuntary conversion under Section 1033 of the Code in which no gain is recognized by Buyer OP or the Subsidiary thereof owning such property or CAP Sellers as holders of the Preferred Units issued hereunder, as the case may be, as long as the following conditions are satisfied: (v) in the case of a Section 1031 like-kind exchange, such exchange is not with a "related party" within the meaning of Section 1031(f)(3) of the Code; (w) the property received in exchange for the Exchanged Property (referred to as the "Replacement Property") is acquired in the same taxable year of Buyer OP or such Subsidiary in which the disposition of the Exchanged Property occurs and the requirements of Section 11.3(b) would be satisfied immediately after such exchange occurs (treating the exchange as having resulted in a refinancing of all debt secured by the Exchanged Property for purposes of making such determination); (x) all of the restrictions of this Section 11.3 shall apply to the Replacement Property and the indebtedness outstanding with respect to the Replacement Property shall be treated in the same manner and to the extent set forth in this Section 11.3; and
(y) as of the closing of such transaction, after giving effect thereto, the ratio of the amount of secured indebtedness allocated to the Replacement Property to the fair market value of the Replacement Property shall not exceed 80%. Additionally, Section 11.3(a) shall not apply to a contribution by Buyer OP of Real Property that is transferred to Buyer OP pursuant to the Contribution to a partnership that is an Affiliate of Buyer OP if (i) such transaction qualifies for treatment under Section 721 of the Code; (ii) no gain or loss is recognized by Buyer OP on the transaction; (iii) the transferee partnership covenants and agrees in writing (and agrees to indemnify CAP Sellers for any breach of such covenant and agreement), for the benefit of CAP Sellers as holders of the Preferred Units received by it pursuant to the terms hereof, that all of the restrictions of this Section 11.3 shall apply to such Real Property and the indebtedness outstanding with respect thereto in the same manner and to the extent otherwise set forth in this Section 11.3; and (iv) Buyer OP shall not be released from (and shall be jointly and severally liable for damages resulting from a breach by the successor partnership from) any and all obligation pursuant to this Article 11.

          (d) Section 11.3(a) shall not apply to any transaction that involves either a merger or consolidation of Buyer OP or a Subsidiary thereof with or into another entity that qualifies as a "partnership" for federal income tax purposes (the "Successor Partnership") or a transfer of all or substantially all of the assets of Buyer OP or such Subsidiary to a Successor Partnership and dissolution of Buyer OP or such Subsidiary, as the case may be, in connection therewith (in either case, a "Consolidation Transaction") so long as no gain or income is recognized by Buyer OP or such Subsidiary with respect to any Real Property that is transferred to Buyer OP pursuant to the Contribution or by CAP Sellers as holders of the Preferred Units issued hereunder in connection with such Consolidation Transaction, provided that (w) the requirements of Section 11.3(b) would be satisfied immediately after the Consolidation Transaction occurs (treating the Consolidation Transaction as having resulted in a refinancing of all debt of Buyer OP or such Subsidiary for purposes of making such determination) and (x) the Successor Partnership covenants and agrees in writing (and agrees to indemnify CAP Sellers for any breach of such covenant and agreement), for the benefit of CAP Sellers as holders of the Preferred Units received by it pursuant to the terms hereof, that all of the restrictions of this Section 11.3 shall apply to such Real Property and the indebtedness outstanding with respect thereto in the same manner and to the extent otherwise set forth in this Section 11.3; and (y) as of the closing of such transaction, after giving effect thereto, the Leverage Ratio of the Successor Partnership (or the successor thereto following such transaction) shall not exceed 80%.

     11.4 Maintenance of Combined Allocated Debt Amount. Until the Lockout Expiration Date, Buyer OP shall not take, or permit any Subsidiary to take, any action after the Closing Date that results in the amount of indebtedness that Buyer OP will allocate to CAP Sellers following any such action, in accordance with Section 752 of the Code and the regulations thereunder and the Buyer Partnership Agreement, to be reduced to an amount less than the Combined Allocated Debt Amount.

     11.5 Damages Limited to Monetary Damages. CAP Sellers' remedies for any breach by Buyer OP (or its successors in interest) of any provision of this
Article 11 shall be limited to monetary (as opposed to equitable) damages, being the amount of taxes (including interest and penalties) imposed on CAP Sellers and their direct and indirect owners, including taxes imposed on CAP Sellers and their direct and indirect owners resulting from the receipt by CAP Sellers of indemnification payments hereunder.

     11.6 Choice of Section 704(c) Method. Buyer OP covenants and agrees that the "traditional method," as defined in Treasury Regulation Section 1.704-3(b), of allocating income, gain, loss and deduction to account for the variation between the fair market value and adjusted basis of the Contributed Assets contributed to Buyer OP by CAP Sellers shall be used (1) with respect to the contribution of the Contributed Assets and (2) with respect to any revaluation of such assets pursuant to Treasury Regulation Sections 1.704- 1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g), and 1.704-3(a)(6) and the corresponding provisions of the Buyer OP partnership agreement.


                            [signature pages follow]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

SELLERS                                         BUYERS
PROMETHEUS AAPT HOLDINGS, L.L.C.                BRANDYWINE REALTY TRUST
By: LF STRATEGIC REALTY INVESTORS L.P.,
    as sole member

By: LAZARD FRERES REAL ESTATE INVESTORS
    L.L.C.,
    as general partner


By: __________________________                  By: __________________________
    Name:                                           Name: Gerard H. Sweeney
    Title:                                          Title: President and Chief Executive Officer


COMMONWEALTH ATLANTIC OPERATION                 BRANDYWINE OPERATING PARTNERSHIP, L.P.
PROPERTIES INC.


By: __________________________                  By: BRANDYWINE REALTY TRUST, as general partner
    Name:
    Title:

                                                By: __________________________
                                                    Name: Gerard H. Sweeney
                                                    Title: President and Chief Executive Officer
COMMONWEALTH ATLANTIC LAND IV INC.



By: __________________________
    Name:
    Title:


COMMONWEALTH ATLANTIC LAND II INC.



By: __________________________
    Name:
    Title:

COMMONWEALTH ATLANTIC DEVELOPMENT INC.



By: __________________________
    Name:
    Title:


COMMONWEALTH ATLANTIC LAND COMPANY



By: __________________________
    Name:
    Title:


For purposes of Section 9.10 only,
LF STRATEGIC REALTY INVESTORS L.P.


By: Lazard Freres Real Estate Investors L.L.C.,
as general partner



By: __________________________
    Name:
    Title: